                                                                   EXHIBIT 10.54






                                CREDIT AGREEMENT


                           --------------------------


                           Dated as of October 2, 1997

                                      among

                              Read-Rite Corporation

                                   as Borrower

                                       and

                     the Financial Institutions named herein

                                    as Banks

                                       and

               Canadian Imperial Bank of Commerce, New York Agency

                                    as Agent

                                       and

                       Canadian Imperial Bank of Commerce

                              as Designated Issuer

                                       and

                        CIBC Wood Gundy Securities Corp.

                                   as Arranger


                           --------------------------

                                TABLE OF CONTENTS



                                                                                          Page
                                                                                          ----
ARTICLE I               DEFINITIONS........................................................  1
        Section 1.01.   Defined Terms......................................................  1
        Section 1.02.   Other Definitional Provisions...................................... 13

ARTICLE II              THE LOANS.......................................................... 14
        Section 2.01.   The Loans.......................................................... 14
                 (a)    The Revolving Facility............................................. 14
                 (b)    The Term Facility.................................................. 14
                 (c)    Making the Loans................................................... 15
                 (d)    Commitment Fee..................................................... 16
                 (e)    Reduction of the Revolving Commitment.............................. 16
                 (f)    Revolving Notes.................................................... 17
                 (g)    Term Notes......................................................... 17
                 (h)    Arrangement Fee.................................................... 17
                 (i)    Agency Fee......................................................... 17
                 (j)    Upfront Fee........................................................ 17
        Section 2.02.   Repayment.......................................................... 18
                 (a)    Repayment of Revolving Loans....................................... 18
                 (b)    Repayment of Term Loans............................................ 18
                 (c)    Optional Payment................................................... 18
                 (d)    Application........................................................ 19
        Section 2.03.   Interest Rate and Payment Dates.................................... 19
                 (a)    Payment of Interest................................................ 19
                 (b)    Base Rate Loans.................................................... 19
                 (c)    Eurodollar Rate Loans.............................................. 19
        Section 2.04.   Continuation and Conversion Options................................ 19
        Section 2.05.   Letters of Credit.................................................. 20
                 (a)    Letters of Credit.................................................. 20
                 (b)    Request for Issuance; Payments Under Letters of Credit............. 20
                 (c)    Issuance of Letters of Credit...................................... 21
                 (d)    Participation by Banks in Letters of Credit........................ 21
                 (e)    Reimbursement of Amounts Drawn Under Letters of Credit............. 21
                 (f)    Compensation....................................................... 22
                 (g)    Obligations Absolute............................................... 22
                 (h)    Payments Avoided................................................... 23
                 (i)    Issuing Bank....................................................... 23
                 (j)    Role of Issuing Bank............................................... 23
                 (k)    Existing Letters of Credit......................................... 24
                 (l)    Amendment and Renewal of Letters of Credit......................... 24
                 (m)    Repayment and Cash Collateralization............................... 24

                                                                                          Page
                                                                                          ----
ARTICLE III             GENERAL PROVISIONS CONCERNING THE LOANS............................ 24
        Section 3.01.   Use of Proceeds.................................................... 24
        Section 3.02.   Post Maturity Interest............................................. 24
        Section 3.03.   Computation of Interest and Fees................................... 25
                 (a)    Calculations....................................................... 25
                 (b)    Determination by Agent............................................. 25
        Section 3.04.   Payments........................................................... 25
        Section 3.05.   Payment on Non-Business Days....................................... 25
        Section 3.06.   Reduced Return..................................................... 25
        Section 3.07.   Indemnities........................................................ 26
                 (a)    General Indemnity.................................................. 26
                 (b)    Funding Losses..................................................... 26
                 (c)    Letters of Credit.................................................. 27
        Section 3.08.   Funding Sources.................................................... 28
        Section 3.09.   Inability to Determine Interest Rate............................... 28
        Section 3.10.   Requirements of Law................................................ 28
        Section 3.11.   Illegality......................................................... 29
        Section 3.12.   Right to Replace Bank.............................................. 30
        Section 3.13.   Taxes.............................................................. 30
                 (a)    Payments........................................................... 30
                 (b)    Other Taxes........................................................ 31
                 (c)    Indemnity.......................................................... 31
                 (d)    Evidence of Payment................................................ 31
                 (e)    IRS Forms.......................................................... 31
                 (f)    Change of Booking Office........................................... 32
        Section 3.14.   Sharing of Payments, Etc........................................... 32

ARTICLE IV              CONDITIONS OF EFFECTIVENESS; CONDITIONS TO LOANS AND LETTERS
                        OF CREDIT.......................................................... 32
        Section 4.01.   Conditions Precedent to Effectiveness.............................. 32
        Section 4.02.   Conditions Precedent to Each Borrowing............................. 34
        Section 4.03.   Conditions Precedent to Each Letter of Credit...................... 35

ARTICLE V               REPRESENTATIONS AND WARRANTIES..................................... 35
        Section 5.01.   Representations and Warranties..................................... 35
                 (a)    Organization; Subsidiaries......................................... 35
                 (b)    Authorization...................................................... 35
                 (c)    Governmental Consents.............................................. 36
                 (d)    Validity........................................................... 36
                 (e)    Financial Condition................................................ 36
                 (f)    Litigation......................................................... 36
                 (g)    Employee Benefit Plans............................................. 36
                 (h)    Disclosure......................................................... 36
                 (i)    Margin Stock....................................................... 37



                                      ii.

                                                                                          Page
                                                                                          ----
                 (j)    Environmental Matters.............................................. 37
                 (k)    Employee Matters................................................... 38
                 (l)    Insurance.......................................................... 38
                 (m)    No Existing Events of Default; All Existing Obligations
                        Continued Hereunder................................................ 38
                 (n)    Intellectual Property.............................................. 38

ARTICLE VI              COVENANTS.......................................................... 38
        Section 6.01.   Affirmative Covenants.............................................. 38
                 (a)    Financial Information.............................................. 39
                 (b)    Notices and Information............................................ 39
                 (c)    Corporate Existence, Etc........................................... 40
                 (d)    Payment of Taxes and Claims........................................ 41
                 (e)    Maintenance of Properties; Insurance............................... 41
                 (f)    Inspection......................................................... 41
                 (g)    Compliance with Laws, Etc.......................................... 41
        Section 6.02.   Negative Covenants................................................. 42
                 (a)    Quick Ratio........................................................ 42
                 (b)    Consolidated Tangible Net Worth.................................... 42
                 (c)    Senior Debt Ratio.................................................. 42
                 (d)    Interest-Expense Coverage.......................................... 42
                 (e)    Minimum Profitability.............................................. 42
                 (f)    Liens, Etc......................................................... 42
                 (g)    Debt............................................................... 45
                 (h)    Dividends, Etc..................................................... 45
                 (i)    Consolidation, Merger.............................................. 46
                 (j)    Loans, Investments, Secondary Liabilities.......................... 46
                 (k)    Asset Sales........................................................ 48
                 (l)    Acquisitions....................................................... 48
                 (m)    Transactions with Affiliates....................................... 49
                 (n)    Change of Business................................................. 49
                 (o)    Permitted Subordinated Debt........................................ 49

ARTICLE VII             EVENTS OF DEFAULT.................................................. 50
        Section 7.01.   Events of Default.................................................. 50

ARTICLE VIII            THE AGENT AND ISSUING BANK......................................... 54
        Section 8.01.   Appointment, Powers and Immunities of Agent........................ 54
        Section 8.02.   Reliance by Agent.................................................. 54
        Section 8.03.   Defaults........................................................... 55
        Section 8.04.   Rights of Agent as a Bank.......................................... 55
        Section 8.05.   Indemnification of Agent and Issuing Bank.......................... 55
        Section 8.06.   Documents.......................................................... 56
        Section 8.07.   Non-Reliance on Agent and Other Banks.............................. 56




                                      iii.

                                                                                          Page
                                                                                          ----
        Section 8.08.   Failure of Agent to Act............................................ 56
        Section 8.09.   Resignation or Removal of Agent.................................... 57
        Section 8.10.   Amendments Concerning Agency Function.............................. 57
        Section 8.11.   Liability of Agent................................................. 57
        Section 8.12.   Transfer of Agency Function........................................ 57
        Section 8.13.   Non-Receipt of Funds by the Agent.................................. 57

ARTICLE IX              MISCELLANEOUS...................................................... 58
        Section 9.01.   Amendments, Etc.................................................... 58
        Section 9.02.   Notices, Etc....................................................... 58
        Section 9.03.   Right of Setoff.................................................... 59
        Section 9.04.   No Waiver; Remedies................................................ 59
        Section 9.05.   Costs and Expenses................................................. 59
        Section 9.06.   Additional Banks; Assignments; Participations...................... 60
        Section 9.07.   Effectiveness; Binding Effect; Governing Law....................... 61
        Section 9.08.   Survival of Warranties and Certain Agreements...................... 62
        Section 9.09.   Waiver of Jury Trial............................................... 62
        Section 9.10.   Consent to Jurisdiction; Venue..................................... 62
        Section 9.11.   Entire Agreement................................................... 63
        Section 9.12.   Separability of Provisions......................................... 63
        Section 9.13.   Obligations Several................................................ 63
        Section 9.14.   Execution in Counterparts.......................................... 63
        Section 9.15.   1654 Interpretation................................................ 63

SCHEDULES TO DISCLOSURE LETTER

        Schedule 2.05(k)Existing Letters of Credit
        Schedule 5.01(a)Subsidiaries
        Schedule 5.01(f)Litigation
        Schedule 6.02(f)Existing Liens
        Schedule 6.02(g)Existing Debt
        Schedule 6.02(j)Existing Investments


EXHIBITS

        Exhibit A       Form of Revolving Note
        Exhibit B       Form of Term Note
        Exhibit C       Form of Legal Opinion
        Exhibit D       Form of Compliance Certificate
        Exhibit E       Form of Assignment Agreement
        Exhibit F       Form of Notice of Borrowing
        Exhibit G       Form of Notice of Continuation


                                      iv.

        This Credit Agreement (this "Agreement") dated as of October 2, 1997 is entered into among Read-Rite Corporation, a Delaware corporation (the "Borrower"), the financial institutions named on the signature pages hereof or who otherwise become parties hereto pursuant to Section 9.06(a) (each a "Bank" and collectively the "Banks"), Canadian Imperial Bank of Commerce, New York Agency, as agent for the Banks (in such capacity the "Agent"), Canadian Imperial Bank of Commerce, New York Agency, as issuer of Letters of Credit (in such capacity the "Designated Issuer"), and CIBC Wood Gundy Securities Corp. (the "Arranger").


                                    RECITALS

        WHEREAS, the Borrower desires to obtain certain revolving credit facilities and term loan facilities and the Banks are willing to provide such facilities on the terms set forth herein.

        NOW THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        Section 1.01. Defined Terms As used in this Agreement, the following terms have the following meanings:

        "Acquisition":  As defined in Section 6.02(l).

        "Affiliate": As applied to any Person, any Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agent": As set forth in the introductory paragraph of this Agreement.

        "Agreement": This Credit Agreement, as amended, supplemented or modified from time to time.

        "Applicable Margin": With respect to any Pricing Period means the rate per annum correlative to the ratio of Senior Debt to Total Capitalization applicable to such Pricing Period as set forth in the pricing grid below:




                                       1.

                Ratio of Senior Debt
               to Total Capitalization                               Applicable Margin
                ---------------------                                ----------------
                Greater than 0.3:1.0                                      0.750%
Greater than 0.2:1.0 but less than or equal to 0.3:1.0                    0.500%
            Less than or equal to 0.2:1.0                                 0.375%

For the purposes of determining the Applicable Margin, Senior Debt and Total Capitalization shall be determined based on the financial statements and reports for the last fiscal quarter ending at least forty days prior to the commencement of the relevant Pricing Period as delivered pursuant to Section 6.01(a)(i) or 6.01(a)(ii); provided that if the Borrower shall fail to deliver to the Agent the relevant financial statements and reports for any fiscal quarter prior to the commencement of a Pricing Period, the Applicable Margin for such Pricing Period shall be deemed to be at the highest rate; and provided, further, that the Applicable Margin for the initial Pricing Period (running from the date of this Agreement through June 28, 1998) shall be 0.500%.

        "Assignment Agreement": An Assignment Agreement in substantially the form of Exhibit E.

        "Bank": As set forth in the introductory paragraph of this Agreement.

        "Bank's Revolving Share": For each Bank, the percentage equal to such Bank's Revolving Commitment as a percentage of the total aggregate Revolving Commitments of all of the Banks.

        "Base Rate": The higher of (i) the rate of interest announced from time to time by Canadian Imperial Bank of Commerce in New York, New York as its Prime Commercial Lending Rate and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate on the day prior to the date on which the Base Rate is to be determined. The Prime Commercial Lending Rate is a reference rate; the Agent may make loans at, above or below the Prime Commercial Lending Rate.

        "Base Rate Loans", "Base Rate Term Loans" and "Base Rate Revolving Loans": Loans, Term Loans or Revolving Loans (as appropriate) at such time as they accrue interest at a rate based upon the Base Rate.

        "Borrower": As set forth in the introductory paragraph of this Agreement.

        "Borrowing": A borrowing of Revolving Loans or Term Loans pursuant to
Article II of this Agreement.

        "Business Day": A day other than a Saturday, Sunday or a day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.




                                       2.

        "Capital Lease": As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

        "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the obligations of the Borrower pursuant to this Agreement, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Agent.

        "Change of Control": The occurrence, on or after the date this Agreement, of any of the following:

                 (a) Any "person" (as such term is used in subsections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act")) or group or syndicate of persons becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities representing 35% or more of the combined voting power of the Borrower's then-outstanding voting securities entitled to vote in the election of directors;

                 (b) any consolidation of the Borrower with, or merger of the Borrower into, any other Person, any merger of another Person into the Borrower, or any sale or transfer of all or substantially all of the assets (other than to a Wholly-Owned Subsidiary of the Borrower) of the Borrower to any other Person (other than (x) any such transaction pursuant to which the holders of 50% or more of the total voting power of all securities of the Borrower entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all securities of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction and (y) a merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Borrower or (B) which is effected solely to change the jurisdiction of incorporation of the Borrower and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock); or

                 (c) the existing directors of the Borrower for any reason cease to constitute a majority of its board of directors. "Existing directors" means
(x) individuals constituting the Borrower's board of directors on the date of this Agreement, and (y) any subsequent director whose election by the board of directors or nomination for election by the Borrower's shareholders was approved by a vote of at least a majority of the directors then in office, which directors either were directors on the date of this Agreement or whose election or nomination for election was previously so approved.




                                       3.

        "Commitment": The obligation of each Bank to make Loans to the Borrower and to reimburse the Issuing Bank for the unreimbursed portion of Letters of Credit, each pursuant to Article II.

        "Commitment Fee Percentage": With respect to any Pricing Period means the rate per annum correlative to the ratio of Senior Debt to Total Capitalization applicable to such Pricing Period as set forth in the pricing grid below:

                Ratio of Senior Debt                                    Commitment
               to Total Capitalization                                Fee Percentage
                ---------------------                                ----------------
                Greater than 0.3:1.0                                      0.250%
Greater than 0.2:1.0 but less than or equal to 0.3:1.0                    0.200%
            Less than or equal to 0.2:1.0                                 0.150%

For the purposes of determining the Commitment Fee Percentage, Senior Debt and Total Capitalization shall be determined based on the financial statements and reports for the last fiscal quarter ending at least forty days prior to the commencement of the relevant Pricing Period as delivered pursuant to Section 6.01(a)(i) or 6.01(a)(ii); provided that if the Borrower shall fail to deliver to the Agent the relevant financial statements and reports for any fiscal quarter prior to the commencement of a Pricing Period, the Commitment Fee Percentage for such Pricing Period shall be deemed to be at the highest rate; and provided, further, that the Commitment Fee Percentage for the initial Pricing Period (running from the date of this Agreement through June 28, 1998) shall be 0.200%.

        "Consolidated Current Liabilities": At any date of determination, the Consolidated Liabilities that may properly be classified as current liabilities in conformity with GAAP plus (without duplication) outstanding Revolving Loans plus (without duplication) any Letter of Credit Usage.

        "Consolidated Interest Expense": For any period, all interest expense (including that portion attributable to Capital Leases in conformity with GAAP and amortization of capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP with respect to all outstanding Debt of the Borrower and its Subsidiaries.

        "Consolidated Liabilities": At any date of determination, the total liabilities of the Borrower and its Subsidiaries required to be reflected on the liability side of the consolidated balance sheet of the Borrower in accordance with GAAP (including (1) any balance sheet liability with respect to a Pension Plan recognized pursuant to Financial Accounting Standards Board Statements 87 or 88 and (2) any withdrawal liability under Section 4201 of ERISA with respect to a withdrawal from a Multiemployer Plan, as such liability may be set forth in a notice of withdrawal liability under Section 4219 (and as adjusted from time to time subsequent to the date of such notice), but excluding Permitted Subordinated Debt).




                                       4.

        "Consolidated Net Income": For any period, on a consolidated basis determined in accordance with GAAP, the net income (or loss) after income taxes of the Borrower and its Subsidiaries for such period.

        "Consolidated Quick Assets": At any date of determination, the total cash, marketable securities and accounts receivable of the Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP, excluding any Investments made by the Borrower or any of its Subsidiaries of the nature permitted by Section 6.02(j)(xvi).

        "Consolidated Tangible Net Worth": At any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its Subsidiaries minus intangible assets, on a consolidated basis determined in conformity with GAAP plus Permitted Subordinated Debt. Consolidated Tangible Net Worth shall be calculated without giving effect to any foreign currency translation adjustments.

        "Debt": As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP,
(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (but only to the extent of the lesser of (x) the Debt so secured or (y) the fair market value of the property or asset subject to such Lien), (vi) amounts outstanding under reimbursement obligations to the issuer of any letter of credit other than trade or commercial letters of credit and (vii) any direct or indirect liability, contingent or otherwise, of that Person with respect to any obligation of another Person of the types listed in clauses (i) through (vi) above.

        "Designated Issuer": Canadian Imperial Bank of Commerce, New York
Agency.

        "Disclosure Letter": The Disclosure Letter of even date herewith delivered by the Borrower to the Agent and the Banks.

        "Dollars and $": Dollars in lawful currency of the United States of America.

        "EBIT": The sum, determined on a rolling four-quarter basis, of the following amounts for the Borrower on a consolidated basis determined in accordance with GAAP: (i) Consolidated Net Income plus (ii) provisions for income taxes plus (iii) Consolidated Interest Expense.

        "Effective Date": The date on which all the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with the terms of this Agreement.




                                       5.

        "Employee Benefit Plan": Any Pension Plan, any employee welfare benefit plan, or any other employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA affiliate of the Borrower.

        "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

        "ERISA Affiliate": As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

        "Eurodollar Business Day": A day which is a Business Day and on that dealings in Dollar deposits may be carried out in the London interbank market.

        "Eurodollar Rate": For each Interest Period the rate (rounded to the next higher 1/100 of 1%) equal to (A) (i) the rate of interest per annum determined by the Agent to be the rate of interest per annum appearing on Telerate display page 3750 (or such other display page on the Telerate System as may replace such page) for Dollar deposits in an amount substantially equal to the proposed Eurodollar Rate Loan to be made, continued or converted by Agent, in its individual capacity, and having a maturity comparable to such Interest Period, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period, subject to clause (ii) below; or (ii) if for any reason the rate is not available as provided in the preceding clause (i) of this definition, the "Eurodollar Rate" instead means the rate of interest per annum determined by the Agent, on the basis of quotations furnished to it by the Reference Banks, to be the average of the rates at which deposits in Dollars are offered to prime banks by the principal office of the Reference Banks in the London interbank market, at approximately 11:00 a.m. (London time), two Eurodollar Business Days before the first day of such Interest Period, in the approximate amount of the Eurodollar Rate Loan to be made by such Reference Banks and for a period of time comparable to such Interest Period divided by (B) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two Eurodollar Business Days prior to the commencement of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Reference Banks quote their rates to the Agent) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) that are required to be maintained by a member bank of such System. If any Reference Bank does not provide its offered quotation to the Agent, the Eurodollar Rate shall be determined on the basis of the rates quoted by the remaining Reference Banks. The determination of the Eurodollar Rate by the Agent shall be conclusive in the absence of manifest error.

        "Eurodollar Rate Loans", "Eurodollar Rate Terms Loans" or "Eurodollar Rate Revolving Loans": Loans, Terms Loans or Revolving Loans (as appropriate) at such time as they accrue interest at a rate based upon the Eurodollar Rate.




                                       6.

        "Existing Letters of Credit": The Letters of Credit issued under the Prior Credit Agreement and listed in Schedule 2.05(k) to the Disclosure Letter.

        "Federal Funds Rate": On any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Letter": That certain letter dated August 25, 1997 from the Agent and Arranger, and countersigned by the Borrower, regarding the fees payable pursuant to Sections 2.01(h) and 2.01(i).

        "Financial Institution": Any (i) bank, savings bank, savings and loan association or insurance company, (ii) pension plan or portfolio or investment fund managed or administered by any bank, savings bank, savings and loan association or insurance company, (iii) investment company owned by any bank, savings bank, savings and loan association or insurance company, or (iv) investment banking company.

        "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

        "Indenture": The Original Indenture as the same may be amended, supplemented or otherwise modified from time to time.

        "Initial Term Loans": The Term Loans advanced by the Banks on the Effective Date.

        "Interest Payment Date": As to any Base Rate Loan until payment in full, the Maturity Date and the last Business Day of each March, June, September and December commencing on the first of such days to occur after a Base Rate Loan is made. As to any Eurodollar Rate Loan with an Interest Period of three months or less until payment in full, the last day of such Interest Period and the Maturity Date, and as to any Eurodollar Rate Loan with an Interest Period in excess of three months until payment in full, (i) the last day of the three month period commencing on the first day of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date.

        "Interest Period": With respect to any Eurodollar Rate Loan:

                     (i) initially, the period commencing on, as the case may be, the




                                       7.

Borrowing or conversion date with respect to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of Borrowing as provided in Section 2.01(c) or its notice of conversion as provided in Section 2.04; and

                     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of continuation as provided in Section 2.04;

                 (a) if any Interest Period for a Eurodollar Rate Loan would otherwise end on a day which is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                 (b) the Borrower may not select an Interest Period with respect to any portion of principal of a Eurodollar Rate Loan which extends beyond the Maturity Date or which, with respect to Eurodollar Rate Term Loans, would extend beyond the scheduled repayment date pursuant to Section 2.02(b) for such portion of principal of such Loan; and

                 (c) there shall be no more than six Interest Periods with respect to Eurodollar Loans outstanding at any time.

        "Internal Revenue Code": The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

        "Investment": As defined in Section 6.02(j).

        "Issuing Bank": In case of all Letters of Credit issued hereunder, the Designated Issuer or any other Bank that may act as the issuer of such Letter of Credit hereunder as described in Section 2.05(i).

        "Letter of Credit" or "Letters of Credit": Any Dollar denominated letter of credit issued or to be issued by the Issuing Bank for the account of the Borrower or any Subsidiary pursuant to Section 2.05 for the purpose of (i) providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any Subsidiary in its ordinary course of business or (ii) supporting any other obligations of the Borrower or any Subsidiary permitted under this Agreement.

        "Letter of Credit Usage": At any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by the Borrower or converted to Revolving Loans pursuant to Section 2.05(e).




                                       8.

        "Lien": Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind or other preferential arrangement (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

        "Loans": Revolving Loans and Term Loans made to the Borrower pursuant to
Section 2.01.

        "Loan Agreements": This Agreement, the Notes, the Disclosure Letter, the Letters of Credit, the Letter of Credit applications delivered in connection with each request for the issuance of a Letter of Credit, the Fee Letter, any amendment to this Agreement or any other Loan Agreement, and any waiver to this Agreement or any other Loan Agreement.

        "Loan Documents": The Loan Agreements and each other certificate or document delivered by the Borrower to the Agent or any Bank prior to the Effective Date pursuant to Section 4.01, any amendment to any Loan Document, and any waiver to any Loan Document.

        "Majority Banks": As of any date of determination, Banks owed at least 51% of the then aggregate unpaid principal amount of the Notes, or, if no principal amount of the Notes is outstanding, then Banks having at least 51% of the Commitments.

        "Material Adverse Effect": A material adverse effect (i) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements.

        "Maturity Date":  October 2, 2001.

        "Multiemployer Plan": A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

        "Note" and Notes": Any one or more of the Revolving Notes and Term
Notes.

        "Offered Commitment": With respect to any Bank, the maximum firm commitment offered to be undertaken by such Bank prior to September 15, 1997, as notified to the Agent and the Borrower.

        "Original Indenture": That certain Indenture, dated as of August 15, 1997, between the Borrower and State Street Bank and Trust Company of California, N.A., as Trustee, as supplemented by a Supplemental Indenture dated as of August 15, 1997 between the Borrower and such Trustee.

        "Other Taxes": As defined in Section 3.13.




                                       9.

        "Pension Plan": Any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

        "Permitted Investments": Investments permitted under the Borrower's investment policy as approved by the Borrower's Board of Directors (a true and correct copy of which, as in effect on the date hereof, has been delivered to each of the Banks), as amended from time to time, which amendments shall be subject to the prior approval of the Agent.

        "Permitted Subordinated Debt": The Debt evidenced by the Subordinated Notes and such other Debt that (a) is subject to subordination provisions no less favorable to the Banks than the subordination provisions set forth in the Original Indenture, (b) has a maturity no earlier than thirty (30) days after the Maturity Date, (c) bears an interest rate not in excess of the rate that has been approved in writing by the Majority Banks and (d) is in an aggregate principal amount not in excess of the amount that has been approved in writing by the Majority Banks.

        "Person": An individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

        "Potential Event of Default": A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

        "Pricing Period": The initial Pricing Period applicable to the Loans and Letters of Credit shall commence on the date of this Agreement and shall continue through June 28, 1998 and the second Pricing Period shall commence on June 29, 1998 and shall continue through August 31, 1998. Thereafter the Pricing Periods shall be determined as follows:

        (a) September 1 through December 31 of each calendar year
        (b) January 1 through the last day of February of each calendar year
        (c) March 1 through May 31 of each calendar year
        (d) June 1 through August 31 of each calendar year

        "Prior Credit Agreement": That certain credit agreement dated as of December 14, 1994, among the Borrower, Canadian Imperial Bank of Commerce, New York Agency (as successor in interest to CIBC Inc.), as agent, and certain financial institutions referred to therein, as such agreement has been restated, amended and supplemented.

        "Prior Loan Documents": The Prior Credit Agreement and Prior Term Loan Agreement.

        "Prior Term Loan": The term loan made pursuant to the Prior Term Loan Agreement.

        "Prior Term Loan Agreement": That certain term loan agreement dated as of June 28, 1996, among the Borrower, Canadian Imperial Bank of Commerce, New York Agency, as agent,




                                      10.

and certain financial institutions referred to therein, as such agreement has been amended, amended and supplemented.

        "Read-Rite International": Read-Rite International, a Cayman Islands corporation.

        "Read-Rite SMI": Read-Rite SMI Corporation, a Japanese corporation formed by the Borrower and Sumitomo Metal Industries, Ltd. for the purpose of developing and selling the products of the Borrower in Japan.

        "Reference Banks": Canadian Imperial Bank of Commerce and any of the other Banks that the Agent may from time to time designate.

        "Regulation G, T, U and X": Regulations G, T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

        "Repayment Date": As defined in Section 2.02(b).

        "Responsible Officer": With respect to any financial or accounting documents or matters, any of the Chief Financial Officer, Controller, Assistant Controller or Treasurer of the Borrower; and with respect to other documents any of the foregoing or the Chief Executive Officer of the Borrower.

        "Revolving Commitment": For any Bank, the amount set forth as such opposite the name of such Bank on the signature page to this Agreement as reduced, from time to time, pursuant to Section 2.01(e) or, where the context so requires, the obligation of a Bank to make Revolving Loans up to such amount.

        "Revolving Facility": The amount of $150,000,000 as such amount may be reduced pursuant to Section 2.01(e).

        "Revolving Loans": As defined in Section 2.01(a).

        "Revolving Note" and "Revolving Notes": As defined in Section 2.01(f).

        "S.E.C.": The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

        "Senior Debt": All consolidated Debt of the Borrower other than Permitted Subordinated Debt.

        "SMI Joint Venture": The joint venture formed by the Borrower and Sumitomo Metal Industries, Ltd. pursuant to the SMI Joint Venture Agreement.

        "SMI Joint Venture Agreement": That certain Joint Venture Agreement, dated as of




                                      11.

June 14, 1991, between the Borrower and Sumitomo Metal Industries, Ltd., providing for the formation of Read-Rite SMI, and (unless the context otherwise requires) such agreement as it may be amended from time to time.

        "Subordinated Notes": The 6-1/2% Convertible Subordinated Notes due September 1, 2004 issued pursuant to the Original Indenture.

        "Subsidiary": A corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

        "subsidiary": With respect to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, or both, by such Person.

        "Tangible Assets": With respect to any subsidiary of Read-Rite International, the total assets of such subsidiary less goodwill, intellectual property rights, organizational expenses, research and development expenses and other intangible assets of the subsidiary all determined in accordance with GAAP.

        "Taxes": As defined in Section 3.13.

        "Term Commitment": For any Bank, the amount set forth as such opposite the name of such Bank on the signature page to this Agreement or where the context so requires the obligation of a Bank to make Term Loans up to such amount.

        "Term Facility": The amount of $50,000,000.

        "Termination Event": (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(1) (2) or 4068(f) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (v) any other event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (vi) the imposition of a Lien pursuant to Section 412(n) of the Internal Revenue Code.

        "Term Loan": As defined in Section 2.01(b).

        "Term Note" and "Term Notes": As defined in Section 2.01(g).




                                      12.

        "Total Capitalization": At any time of determination, the sum of the consolidated stockholders' equity of the Borrower determined in accordance with GAAP and the aggregate consolidated Debt of the Borrower.

        "Total Liabilities": With respect to any subsidiary of Read-Rite International, all liabilities required to be reflected on the liabilities side of a balance sheet of the relevant subsidiary in accordance with GAAP including, without limitation, all Debt of such subsidiary.

        "Transfer": As defined in Section 6.02(k).

        "Wholly Owned Subsidiary": A Subsidiary, all of the stock of every class of which, except (a) directors' qualifying shares and (b) any shares issued to comply with local ownership legal requirements, is owned, directly or indirectly, by the Borrower.

        Section 1.02. Other Definitional Provisions.

                 (a) All terms defined in this Agreement shall have the same meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

                 (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP as the case may be. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in Sections 6.02(a) through (e) or (g) would then be calculated in a different manner or with different components, (i) the Borrower and the Banks agree to negotiate to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) the Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections, pending reaching agreement on such amendment, following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                 (d) So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

                 (e) The terms defined in this Section 1.01 include the plural as well as the


                                      13.

singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. The terms "includes" and "including" shall not be construed to imply any limitation.

                 (f) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."


                                   ARTICLE II

                                    THE LOANS

        Section 2.01. The Loans.

                 (a) The Revolving Facility. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make revolving loans (each a "Revolving Loan" and collectively the "Revolving Loans") to the Borrower from time to time during the period from the Effective Date through the Maturity Date in an aggregate amount not to exceed at any time such Bank's Revolving Commitment; provided, however, that the Banks shall not be obligated on any date to make any Revolving Loans which, when added to the aggregate principal amount of outstanding Revolving Loans on such date and the Letter of Credit Usage on such date, would exceed the Revolving Facility then in effect. Base Rate Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and in an integral multiple of $100,000. Eurodollar Rate Revolving Loans shall be in an aggregate minimum amount of $2,000,000 and in an integral multiple of $500,000. Each Borrowing made pursuant to this Section 2.01(a) shall be made on the same day by the Banks ratably according to their respective Revolving Commitments. Within the limits of the Revolving Facility, the Borrower may borrow, repay pursuant to Section 2.02(c) and reborrow under this Section; provided, that at no time shall the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage exceed the Revolving Facility then in effect.

                 (b) The Term Facility. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each a "Term Loan" and collectively the "Term Loans") to the Borrower in a single advance on the Effective Date in an amount not to exceed such Bank's Term Commitment. Base Rate Term Loans shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000. Eurodollar Rate Term Loans shall be in an aggregate minimum amount of $2,000,000 and an integral multiple of $500,000. Any portion of the Term Facility not borrowed on the Effective Date shall be automatically canceled and the Term Commitment of each Bank reduced accordingly. Any amount of the Term Loans repaid may not be reborrowed.




                                      14.

                 (c) Making the Loans.

                     (1) The Borrower may borrow under the Revolving Facility on any Business Day if the Borrowing is to consist of a Base Rate Revolving Loan and on any Eurodollar Business Day if the Borrowing is to consist of a Eurodollar Rate Revolving Loan; provided that the Borrower shall give the Agent irrevocable notice (which notice shall be substantially in the form of Exhibit F and must be received by the Agent prior to 9:00 A.M., San Francisco time) (i) three Eurodollar Business Days prior to the requested Borrowing date in the case of a Eurodollar Rate Revolving Loan, and (ii) on or before the requested Borrowing date in the case of a Base Rate Revolving Loan, specifying (A) the amount of the proposed Borrowing, (B) the requested date of the Borrowing, (C) whether the Borrowing is to consist of a Eurodollar Rate Revolving Loan or a Base Rate Revolving Loan (provided that Eurodollar Rate Revolving Loans may only be requested by notice given on or after the Effective Date), and (D) if the Loan is to be a Eurodollar Rate Revolving Loan, the length of the Interest Period therefor. Promptly following receipt of such notice, the Agent shall notify each Bank of the date of the Revolving Loan, whether the Revolving Loan will be a Base Rate Revolving Loan or a Eurodollar Rate Revolving Loan, the amount of that Bank's pro rata share of the Revolving Loan and, if the Revolving Loan is a Eurodollar Rate Revolving Loan, the applicable Interest Period. Not later than 11:00 a.m., San Francisco time, on the date specified for any Revolving Loan, each Bank shall make its pro rata share of the Revolving Loan in immediately available funds available to the Agent at its address set forth on the signature pages hereof. Upon satisfaction of the applicable conditions set forth in Article IV, the Agent will make available the proceeds of all such Revolving Loans to the Borrower by crediting the account of the Borrower on the books of the Agent, or as otherwise directed by the Borrower.

                     (2) The borrowing of Term Loans on the Effective Date shall be made on the notice of the Borrower and shall initially consist of Base Rate Term Loans. The Borrower shall deliver to the Agent on or prior to the Effective Date an irrevocable notice (which notice shall be substantially in the form of Exhibit F and must be received by the Agent prior to 9:00 a.m. San Francisco time on the Effective Date) specifying (A) the amount of the proposed Borrowing, and (B) the requested date of Borrowing. Promptly following receipt of such notice, the Agent shall notify each Bank of the proposed date of the Borrowing of Term Loans and the amount of that Bank's pro rata share of the Borrowing. Not later than 11:00 a.m., San Francisco time, on the Effective Date, each Bank shall deposit immediately available funds in the amount of its pro rata share of the Borrowing of Term Loans to the account of the Agent set forth on the signature pages hereof. Upon satisfaction of the applicable conditions set forth in Article IV, the Agent will make available the proceeds of the Term Loans to the Borrower by crediting the account of the Borrower on the books of the Agent or otherwise as directed by the Borrower. On or after the Effective Date, the Borrower may elect to continue or convert the Term Loan into one or more Base Rate Term Loans or Eurodollar Rate Term Loans as described in Section 2.04.

                     (3) A notice of Borrowing shall be irrevocable and may be given orally (including telephonically) or in writing substantially in the form of Exhibit F (including




                                      15.

telex or facsimile transmission) and any conflict regarding a notice or between an oral notice and a written notice applicable to the same Borrowing shall be conclusively determined by the Agent's books and records. Any oral notice shall be promptly confirmed in writing substantially in the form of Exhibit F to the Agent on the same Business Day. The Agent's failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Agent shall not incur any liability to the Borrower in acting upon any notice of Borrowing that the Agent believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

                     (4) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (1) or (2) of this Section 2.01(c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Borrowing and (ii) in the case of such Bank, the average daily Federal Funds Rate for such period. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's pro rata share of such Borrowing for purposes of this Agreement. The failure of any Bank to make available its pro rata share of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make available its pro rata share of such Borrowing on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make available its pro rata share of any Borrowing on the date of any Borrowing. The Borrower reserves all of its rights against any defaulting Bank.

                 (d) Commitment Fee. The Borrower agrees to pay to the Agent, for the ratable account of the Banks, a commitment fee on the daily unused portion of the Banks' Commitments in each Pricing Period at a rate per annum equal to the Commitment Fee Percentage applicable to such Pricing Period. For the purposes of calculating the commitment fee, the Letter of Credit Usage shall be deemed a usage of the Revolving Commitment. The commitment fee shall be determined by the Agent and shall be payable upon the Interest Payment Dates applicable to Base Rate Loans and shall be based upon the number of days elapsed from the previous Interest Payment Date or date of this Agreement (as appropriate).

                 (e) Reduction of the Revolving Commitment. The Borrower shall have the right, upon at least two Business Days' notice to the Agent, to terminate in whole or reduce in part the unused portion of the Revolving Commitment, without premium or penalty; provided that each partial reduction shall be in the aggregate minimum amount of $5,000,000 or an integral multiple of $1,000,000 thereafter and




                                      16.

(ii) that such reduction shall not reduce the Revolving Commitment to an amount less than the aggregate principal amount of Revolving Loans plus the Letters of Credit Usage hereunder on the effective date of the reduction and (iii) that following such reduction, the aggregate Revolving Commitments of the Banks shall not be less than $50,000,000.

                 (f) Revolving Notes. The Revolving Loans made by the Banks pursuant hereto shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit A, with appropriate insertions (each a "Revolving Note" and collectively the "Revolving Notes"), payable to the order of each Bank and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by that Bank, with interest thereon as prescribed in Section 2.03. Each Bank is hereby authorized to record in its books and records and on any schedule annexed to a Revolving Note, the date and amount of each Revolving Loan made by that Bank, and the date and amount of each payment of principal thereof, and in the case of Eurodollar Rate Revolving Loans, the Interest Period and interest rate with respect thereto and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Bank to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Revolving Note, each Bank shall record such information on any schedule annexed to and forming a part of such Revolving Note.

                 (g) Term Notes. The Term Loans made by the Banks pursuant hereto shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit B, with appropriate insertions (each a "Term Note" and collectively the "Term Notes"), payable to the order of each Bank and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loans made by that Bank, with interest thereon as prescribed in
Section 2.03. Each Bank is hereby authorized to record in its books and records and on any schedule annexed to its Term Note, the date and amount of the Term Loans made by that Bank and the date and amount of each payment of principal thereof, and in the case of Eurodollar Rate Term Loans, the Interest Period and interest rate with respect thereto and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Bank to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Term Note, the transferring Bank shall record such information on any schedule annexed to and forming a part of such Term Note.

                 (h) Arrangement Fee. The Borrower agrees to pay on the date of this Agreement to the Arranger, for its own account, a non-refundable fee in the amount set forth in the Fee Letter.

                 (i) Agency Fee. The Borrower agrees to pay on the date of this Agreement, and thereafter on such dates as agreed, to the Agent for its own account, such fee for agency services rendered by it as set forth in the Fee Letter (or as shall otherwise be separately agreed between the Borrower and Agent from time to time).




                                      17.

                 (j) Upfront Fee. The Borrower agrees to pay on the date of this Agreement to the Agent, for the ratable benefit of each Bank in accordance with its Commitment on the date hereof, upfront fees determined in accordance with the following pricing grid:

                       Offered                                          Upfront Fee
                Commitment of a Bank                                 Payable to a Bank
                ---------------------                             ----------------------
Less than $25,000,000 but greater than or equal to $15,000,000      0.10% of Commitment
        Greater than or equal to $25,000,000                        0.15% of Commitment


        Section 2.02. Repayment.

                 (a) Repayment of Revolving Loans. The aggregate principal amount of the Revolving Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date.

                 (b) Repayment of Term Loans. The aggregate principal amount of the Term Loans, together with accrued interest thereon, shall be repaid in twelve (12) consecutive installments commencing on the date that is three (3) months after the first anniversary of the Effective Date and on each date that is three (3) months thereafter (each a "Repayment Date") in accordance with the following schedule:




                                      18.

                                                    Aggregate Term Loan
                                                    Principal Repayment
                                                  (as a percentage of the
               Repayment Date                       Initial Term Loans)
               --------------                     -----------------------
                      1                                     5%
                      2                                     5%
                      3                                     5%
                      4                                     5%
                      5                                    7.5%
                      6                                    7.5%
                      7                                    7.5%
                      8                                    7.5%
                      9                                    12.5%
                     10                                    12.5%
                     11                                    12.5%
                     12                          any outstanding principal
                                                 amount of the Term Loans

                 (c) Optional Payment. The Borrower may at its option repay the Revolving Loans or prepay the Term Loans (in each case, together with accrued interest on such Loan (except in the case of a Revolving Loan which is a Base Rate Loan, as to which interest will be payable on the next Interest Payment
Date) and any amounts payable pursuant to Section 3.07(b) with respect to such payment), in whole or in part, at any time and from time to time; provided that the Agent shall have received from the Borrower notice of any such payment at least one Business Day prior to the date of the proposed payment if such date is not the last day of the then current Interest Period for each Loan being paid, in each case specifying the date and the amount of payment. Partial payments hereunder shall be in an aggregate principal amount of the lesser of (i) $500,000 or any integral multiple thereof and (ii) the outstanding balance of the Loan being paid.

                 (d) Application. Any prepayments made pursuant to Section 2.02(c) with respect to Term Loans shall be applied in inverse order of maturity. Notwithstanding the foregoing, following an Event of Default the application of any payment received from the Borrower shall be determined by the Majority Banks in their sole discretion.

        Section 2.03. Interest Rate and Payment Dates.

                 (a) Payment of Interest. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on each date upon which a Loan is repaid if required under Section 2.02.




                                      19.

                 (b) Base Rate Loans. Base Rate Loans shall bear interest on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Base Rate in effect at such time.

                 (c) Eurodollar Rate Loans. Eurodollar Rate Loans shall bear interest for each Interest Period, or remaining portion thereof, with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin (as applicable during such period).










                                      20.

        Section 2.04. Continuation and Conversion Options. The Borrower may elect from time to time to convert its outstanding Loans from Loans tions bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis by giving the Agent (i) irrevocable notice of an election to convert Eurodollar Rate Loans to Base Rate Loans and (ii) at least three Eurodollar Business Days' prior irrevocable notice of an election to convert Base Rate Loans to Eurodollar Rate Loans; provided that any conversion of Eurodollar Rate Loans shall only be made on the last day of an Interest Period with respect thereto; provided, further that no Base Rate Loan may be converted to a Eurodollar Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. The Borrower may elect from time to time to continue its outstanding Eurodollar Rate Loans upon the expiration of the Interest Period(s) applicable thereto by giving to the Agent at least three Eurodollar Business Days' prior irrevocable notice of continuation of a Eurodollar Rate Loan and the succeeding Interest Period(s) of such continued Loan or Loans will commence on the last day of the Interest Period of the Loan to be continued; provided that no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. Each notice electing to convert or continue a Loan shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion;
(iv) in the case of a conversion to, or continuation of a Eurodollar Rate Loan, the requested Interest Period; and (v) whether the Loan is a Revolving Loan or Term Loan, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. On the date on which such conversion or continuation is being made, each Bank shall take such action as is necessary to effect such conversion or continuation. In the event that no notice of continuation or conversion is received by the Agent with respect to outstanding Eurodollar Rate Loans, upon expiration of the Interest Period(s) applicable thereto, such Loans shall convert to Base Rate Loans. Subject to the limitations set forth in this Section and in the definition of Interest Period, all or any part of outstanding Loans may be converted or continued as provided herein; provided that partial conversions or continuations of any Base Rate Loan to a Eurodollar Rate Loan shall be in an aggregate minimum amount of $2,000,000 and in an integral multiple of $500,000 thereafter and any conversion of a Eurodollar Rate Loan to a Base Rate Loan shall be in an aggregate minimum amount of $1,000,000 and in an integral multiple of $100,000. A notice of conversion/continuation shall be irrevocable, may be given orally (including telephonically), and shall be promptly confirmed by a notice of conversion/continuation in writing substantially in the form of Exhibit G on the same Business Day, or in writing substantially in the form of Exhibit G (including facsimile transmission) and any conflict regarding a notice or between an oral notice and a written notice applicable to the same Loan shall be conclusively determined in the absence of manifest error by the Agent's books and records. The Agent's failure to receive any written notice of a particular Loan shall not relieve the Borrower of its obligations to repay the Loan made and to pay interest thereon. The Agent shall not incur any liability to the Borrower in acting upon any notice which the Agent believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.




                                      21.

        Section 2.05. Letters of Credit.

                 (a) Letters of Credit. The Borrower may request from time to time during the period from the date hereof to but excluding the Maturity Date that the Issuing Bank issue Letters of Credit for the account of the Borrower; provided that the Borrower shall not request the issuance of any Letter of Credit, and the Issuing Bank shall not issue any Letter of Credit, (i) if, after giving effect to such issuance, the Letter of Credit Usage would exceed $10,000,000, (ii) if, after giving effect to such issuance, the sum of the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage exceeds the Revolving Facility then in effect, (iii) if, after giving effect to such issuance, the Letter of Credit Usage exceeds any regulatory, legal or internal limit on the Issuing Bank's ability to issue the requested Letter of Credit, (iv) if, the requested Letter of Credit would have an expiration date (x) later than the Maturity Date or (y) more than one (1) year from the date of issuance, (v) if any order, judgment, decree, request or directive of any court, arbitrator, government authority or other regulatory authority with jurisdiction over the Issuing Bank shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or (vi) if the Letter of Credit is in a currency other than Dollars.

                 (b) Request for Issuance; Payments Under Letters of Credit. Whenever the Borrower requests that the Issuing Bank issue a Letter of Credit, it shall deliver to the Issuing Bank an executed application for such Letter of Credit in the form customarily required by the Issuing Bank and the form of the Letter of Credit requested, together with such other information or materials as the Issuing Bank may request with respect to such Letter of Credit no later than 2:00 p.m. (New York time) at least three (3) Business Days in advance of the proposed date of issuance (which shall be a Business Day). The Issuing Bank shall have the right to approve the form of the requested Letter of Credit, in its sole discretion. To the extent any provisions of any such application for a Letter of Credit are inconsistent with the terms hereof, the terms of this Agreement shall be controlling. WITHOUT PREJUDICE TO THE APPLICATION OF SECTIONS 2.05(g) AND 2.05(j), IN DETERMINING WHETHER TO PAY UNDER ANY LETTER OF CREDIT, THE ISSUING BANK SHALL BE RESPONSIBLE ONLY TO DETERMINE THAT THE DOCUMENTS AND CERTIFICATES REQUIRED TO BE DELIVERED UNDER THAT LETTER OF CREDIT HAVE BEEN DELIVERED AND THAT THEY COMPLY ON THEIR FACE WITH THE REQUIREMENTS OF THAT LETTER OF CREDIT.

                 (c) Issuance of Letters of Credit. Upon the satisfaction of all conditions set forth in Section 4.03, the Issuing Bank shall issue a Letter of Credit by delivering the Letter of Credit to the beneficiary, and shall promptly notify the Agent, and the Agent shall promptly notify each Bank, of the amount and terms thereof. If the Issuing Bank cannot issue the requested Letter of Credit, it shall so notify the Borrower as soon as practicable




                                      22.

but in no event later than the proposed date of issuance and the Borrower shall either withdraw its application therefor or request that another Bank issue the requested Letter of Credit.

                 (d) Participation by Banks in Letters of Credit. Upon the issuance of a Letter of Credit and as to Existing Letters of Credit on the Effective Date, each Bank shall be deemed to have irrevocably purchased from the Issuing Bank, without recourse to or warranty from the Issuing Bank, a pro rata undivided participation in such Letter of Credit, in an amount equal to the face amount of such Letter of Credit multiplied by that Bank's Revolving Share.

                 (e) Reimbursement of Amounts Drawn Under Letters of Credit. The Issuing Bank shall notify the Borrower and the Agent of each request for a drawing under a Letter of Credit promptly after receipt thereof by the Issuing Bank, and the Borrower shall reimburse the Issuing Bank for such amount in immediately available funds prior to 1:00 p.m. (New York time) on the date of the drawing. In the event that the Borrower shall fail to so reimburse the Issuing Bank, the Issuing Bank shall promptly notify the Agent and the Agent shall promptly notify each Bank. Prior to 2:00 p.m. (New York time) on the date of any such notice of nonreimbursement by the Borrower, each Bank shall fund pursuant to its participation in such Letter of Credit (which, unless the conditions in Section 4.02 shall not have been met or waived, shall constitute a Revolving Loan to the Borrower) in an amount equal to that Bank's ratable share of the unreimbursed amount of such drawing, by depositing immediately available funds in such amount to the account of the Issuing Bank set forth on the signature pages hereof. Such Revolving Loans shall be evidenced by the Revolving Notes and shall initially be Base Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit as set forth herein. If any Bank fails to make available to the Issuing Bank the amount of such Bank's participation in such Letter of Credit as provided above, the Issuing Bank shall be entitled to recover such amount on demand from such Bank, together with interest thereon, for each day from the date of notice to such Bank to the date such amount is paid to the Issuing Bank at a rate which is at all times equal to (i) for the first three days after the date of notice, the Federal Funds Rate and (ii) thereafter, two percent (2%) per annum in excess of the Base Rate in effect from time to time.

                 (f) Compensation. The Borrower agrees to pay the following amounts to the Agent with respect to Letters of Credit:

                     (i) with respect to each Letter of Credit, payable on the date of issuance of such Letter of Credit and on the date of any extension or amendment thereof, a nonrefundable Letter of Credit fee for the account of the Issuing Bank equal to one-eighth of one percent (1/8%) per annum of the stated amount of such Letter of Credit (or any increase therein in the case of an amendment);




                                      23.

                     (ii) with respect to each Letter of Credit, a Letter of Credit fee, for the ratable benefit of the Banks, for the period from and including the date of issuance of the Letter of Credit to but not including the date such Letter of Credit is drawn in full, expires or is terminated. Such Letter of Credit fee shall be payable in respect of each Pricing Period at a rate per annum equal to the Applicable Margin relative to such Pricing Period on the stated amount of the Letter of Credit as at the date of its issuance. Such Letter of Credit fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date;

                     (iii) with respect to drawings made under any Letter of Credit to the extent a Revolving Loan cannot be made to reimburse the Issuing Bank for each such drawing as the result of the failure of the Borrower to meet any of the conditions set forth in Section 4.02, or the Issuing Bank is not otherwise reimbursed for any reason, interest for the ratable benefit of the Banks, payable on demand, on the amount paid by the Issuing Bank in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower at a rate that is at all times equal to two percent (2%) per annum in excess of the Base Rate in effect from time to time; and

                     (iv) with respect to the amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges for the account of the Issuing Bank in accordance with the Issuing Bank's standard schedule for such charges in effect at the time of amendment, transfer or drawing, as the case may be, or other agreed upon rate.

                 (g) Obligations Absolute. The obligations of the Borrower to reimburse the Issuing Bank for drawings made under each Letter of Credit and the obligation of the Banks under Section 2.05(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

                     (i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

                     (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or any Bank or any other Person whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which the Letter of Credit was procured);

                     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                     (iv) payment against any draft, document or other demand for payment




                                      24.

that does not comply with the terms of the Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct on the part of the Issuing Bank; and provided further that, in the event that any reimbursement has been made by the Borrower or a Loan or a participation in the Letter of Credit has been funded by a Bank other than the Issuing Bank, the Issuing Bank shall not be relieved of any liability it may otherwise have to the Borrower or the other Banks for any damages resulting from any gross negligence or willful misconduct on the part of the Issuing Bank; or

                     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                 (h) Payments Avoided. If any payment received on account of any reimbursement obligation in respect of a Letter of Credit and distributed to a Bank as a participant under this Section 2.05 is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding relating to the Borrower, each Bank that received a distribution in respect of such payment shall, upon demand by the Agent, pay to the Issuing Bank the amount of such distribution received by such Bank.

                 (i) Issuing Bank. If for any reason, Canadian Imperial Bank of Commerce is unable or refuses to issue a Letter of Credit hereunder, then the Borrower shall have the right to request that another Bank act as the Issuing Bank with respect to such Letter of Credit. Any other Bank acting as the issuer of any Letter of Credit hereunder shall be treated for all purposes of this Agreement as the Issuing Bank with respect to such Letter of Credit.

                 (j) Role of Issuing Bank. In performing its functions as Issuing Bank, the Issuing Bank shall be entitled to the same benefits and immunities as afforded to the Agent pursuant to Article VIII and shall, without limitation, have no liability to any Bank for: (i) any action taken or omitted
(x) at the request or with the approval of the Majority Banks, or (y) without gross negligence or willful misconduct on the part of the Issuing Bank; or (ii) the due execution, effectiveness, validity or enforcement of any Letter of Credit and other documents relating thereto. The Borrower assumes the risk of all acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit.

                 (k) Existing Letters of Credit. On and after the Effective Date the Existing Letters of Credit shall be deemed for all purposes (including without limitation Sections 2.05(d), (e) and (f)) to be Letters of Credit outstanding under this Agreement and shall be governed by and subject to the application of this Agreement and the other Loan Documents. No amendment or other changes to the Existing Letters of Credit shall be required to reflect the continuance of such Letters of Credit under this Agreement.




                                      25.

                 (l) Amendment and Renewal of Letters of Credit. The Borrower may, on at least three (3) Business Days advance notice to the Issuing Bank in such form as the Issuing Bank may require, request the amendment or renewal of a Letter of Credit. The Issuing Bank shall not amend or renew any Letter of Credit if: (i) the Issuing Bank would not at such time have an obligation under this Agreement to issue such Letter of Credit in its amended or renewed form; or (ii) the beneficiary of any such Letter of Credit does not accept such amendment or renewal. The date of any such amendment or renewal shall be treated as the issuance date of such amended or renewed Letter of Credit for the purposes of this Agreement.

                 (m) Repayment and Cash Collateralization. If at any time the aggregate amount of Revolving Loans and Letter of Credit Usage outstanding shall exceed the aggregate Revolving Commitments of the Banks then in effect, the Borrower shall forthwith repay or prepay, as the case may be, the outstanding principal amount of the Loans by an amount equal to such excess (together with any amounts payable pursuant to Section 3.07(b) with respect to such payment and all accrued interest on the Loans repaid or prepaid). If after such repayment or prepayment the Letter of Credit Usage outstanding shall still exceed the aggregate Revolving Commitments of the Banks then in effect, the Borrower shall Cash Collateralize the excess remaining after repayment of the Loans.

                                  ARTICLE III

                     GENERAL PROVISIONS CONCERNING THE LOANS

        Section 3.01. The proceeds of the Revolving Loans hereunder shall be used by the Borrower for general corporate purposes. The proceeds of the Term Loans hereunder shall be used solely to repay the Prior Term Loan Agreement.

        Section 3.02. Post Maturity Interest. Notwithstanding anything to the contrary contained in Section 2.03, if all or a portion of the principal amount of any of the Loans made hereunder or any interest accrued thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum that is equal to the greater of (a) two percent (2%) above the highest rate which would otherwise be applicable pursuant to Section 2.03 and (b) two percent (2%) above the Base Rate, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand. In addition, such Loan, if a Loan other than a Base Rate Loan, shall be converted to a Base Rate Loan at the end of the then current Interest Period therefor.




                                      26.

        Section 3.03. Computation of Interest and Fees.

                 (a) Calculations. Interest in respect of the Base Rate Loans and fees shall be calculated on the basis of a 365/366 day year for the actual days elapsed. Any change in the interest rate on a Base Rate Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. Interest in respect of the Eurodollar Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.

                 (b) Determination by Agent. Each determination of an interest rate or fee by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

        Section 3.04. Payments.

        The Borrower shall make each payment of principal, interest and fees hereunder and under the Notes, without setoff or counterclaim, not later than 10:00 A.M. (San Francisco time) on the day when due in lawful money of the United States of America to the Agent at the office of the Agent designated from time to time in immediately available funds. The Agent shall promptly pay to each Bank such Bank's pro rata share of each payment received by the Agent.




                                      27.

        Section 3.05. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        Section 3.06. Reduced Return. If any Bank or the Issuing Bank shall have determined that any applicable law, regulation, rule or regulatory requirement ("Requirement") regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on that Bank's or the Issuing Bank's capital as a consequence of its Commitments and obligations hereunder, the Letters of Credit issued hereunder or its obligation to purchase a participation in the Letters of Credit to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration that Bank's or the Issuing Bank's, as the case may be, policies with respect to capital adequacy) by an amount deemed by that Bank or the Issuing Bank, as the case may be, to be material (which amount shall be determined by that Bank's or the Issuing Bank's, as the case may be, reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by such Bank or the Issuing Bank, as the case may be, the Borrower shall pay to that Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate that Bank or the Issuing Bank, as the case may be, for such reduction; provided, however, that the Borrower shall not be obligated to pay any Bank or the Issuing Bank, as the case may be, for any such additional amount incurred more than 180 days prior to the date of demand for payment by such Bank or the Issuing Bank, as the case may be; provided, further, however, that the Borrower shall not be obligated to pay any Bank or the Issuing Bank, as the case may be, for any additional amount otherwise payable pursuant to this Section
3.06 to the extent such amount is reflected in adjustments to the interest rates applicable to the Loans.




                                      28.

        Section 3.07. Indemnities.

                 (a) General Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Agent, the Issuing Bank and each Bank, and the shareholders, officers, directors, employees and agents of the Agent, the Issuing Bank and each Bank (each, an "Indemnified Person"), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and costs (including the reasonable estimate of the allocated cost of in-house legal counsel and legal staff) and including costs of investigation, document production, attendance at deposition or other discovery, that may be incurred by or asserted against any Indemnified Person, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection contemplated by this Agreement or any contemplated use of the proceeds of the Loans, or the issuance of any Letter of Credit, whether or not an Indemnified Person is a party thereto (collectively, the "Indemnified Liabilities"), except to the extent that such Indemnified Liabilities result from the gross negligence or willful misconduct of the Agent, the Issuing Bank or any Bank. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower of such claim or of the commencement of such action, suit or proceeding, and the Borrower shall have the option to, and at the request of the Indemnified Person shall, direct and control the defense of such action, suit or proceeding, employing counsel selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 3.07 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Person.

                 (b) Funding Losses. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense (excluding loss of anticipated profits) including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans hereunder, which such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or interest on the Eurodollar Rate Loans, (ii) failure by the Borrower to borrow a Eurodollar Rate Loan after delivery of a notice required by Section 2.01(b)(1) or (2), (iii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof (other than pursuant to Section 3.09), (iv) default by the Borrower in making any payment after the Borrower has given a notice of payment or (v) the Borrower making any payment of a Eurodollar Rate Loan, or converting a Eurodollar Rate Loan, on a day other than the last day of the Interest Period for such Loan (other than pursuant to Section 3.09). For purposes of this Section and Section 3.11, it shall be assumed that the affected Bank had funded or would have funded 100%, as the case may be, of a Eurodollar Rate Loan in the London interbank market for a corresponding amount and




                                      29.

term. Each Bank making a claim for payment under this Section shall submit to the Agent, who shall promptly transmit it to the Borrower, an invoice for the amount claimed to be owed by the Borrower, showing in reasonable detail the calculations necessary to determine the amount. The determination of such amount by such Bank shall be presumed correct in the absence of manifest error.

                 (c) Letters of Credit. As between the Borrower on the one hand and the Issuing Bank and the other Banks on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or draw under the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit (it being understood that this clause
(iii) does not address the payment by the Issuing Bank following failure of the beneficiary of a Letter of Credit to comply fully with the conditions required to draw upon such Letter of Credit); (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission by any government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions set forth herein, any action taken or omitted by the Issuing Bank, under or in connection with the Letters of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Bank under any resulting liability to the Borrower. Notwithstanding anything in this Agreement to the contrary, the Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct, but the Borrower shall remain liable with respect to any Loans made or participations in the Letter of Credit purchased by the Banks other than the Issuing Bank.




                                      30.

        Section 3.08. Funding Sources. Except to the extent provided in Sections 3.10, 3.11 and 3.13(f), nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        Section 3.09. Inability to Determine Interest Rate. In the event that any Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market, the Eurodollar Rate applicable pursuant to Section 2.03 for any Interest Period with respect to a Eurodollar Rate Loan does not adequately cover the cost of funding such Loan, such Bank shall forthwith give notice of such determination to the Borrower and the Agent not later than 9:00 A.M., San Francisco time, on the requested Borrowing date, the requested conversion date or the last day of an Interest Period of a Loan which was to have been continued as a Eurodollar Rate Loan. If such notice is given and has not been withdrawn
(i) any requested Eurodollar Rate Loan shall be made as a Base Rate Loan, or, at the Borrower's option, such Loan shall not be made, (ii) any Base Rate Loan that was to have been converted to a Eurodollar Rate Loan shall be continued as a Base Rate Loan and (iii) any outstanding Eurodollar Rate Loan shall be converted, on the last day of the then current interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by such Bank, no further Eurodollar Rate Loans shall be made and the Borrower shall not have the right to convert a Base Rate Loan to a Eurodollar Rate Loan. The affected Bank will review the circumstances affecting the London interbank market from time to time and such Bank will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

        Section 3.10. Requirements of Law. Without duplication of any amounts payable under Section 3.06 or 3.13, in the event that (i) the enactment or issuance of or any change in any law, regulation or directive or in the interpretation or application thereof or (ii) compliance by any Bank or the Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

                 (a) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank or the Issuing Bank which are not otherwise included in the determination of any Eurodollar Rate at the last Borrowing, conversion or continuation date of a Loan;

                 (b) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other requirement against Commitments to extend credit;

                 (c) does or shall impose on any Bank or the Issuing Bank any other condition;




                                      31.

and the result of any of the foregoing is to increase the cost to any Bank or the Issuing Bank of making, renewing or maintaining its Commitment or the Eurodollar Rate Loans or of issuing, renewing or maintaining the Letters of Credit or purchasing a participation therein or to reduce any amount receivable thereunder (which increase or reduction shall be determined by such Bank's or the Issuing Bank's, as the case may be, reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to such Bank or the Issuing Bank, as the case may be, within three (3) Business Days of its demand, any additional amounts necessary to compensate such Bank or the Issuing Bank, as the case may be, for such additional cost or reduced amount receivable as determined by such Bank or the Issuing Bank, as the case may be, with respect to this Agreement; provided, however, that the Borrower shall not be obligated to pay any Bank or the Issuing Bank for any such additional cost or reduced amount incurred more than 180 days prior to the date of demand for payment by such Bank or the Issuing Bank, as the case may be; provided, further, that before making such demand, each Bank and the Issuing Bank, as the case may be, agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid, or reduce the amount of, such additional cost or reduced amount, and would not, in the reasonable judgment of such Bank or the Issuing Bank, as the case may be, be otherwise disadvantageous to the Bank or the Issuing Bank, as the case may be; provided, further, that the Borrower shall not be obligated to pay any Bank or the Issuing Bank for any additional amount otherwise payable pursuant to this Section 3.10 to the extent such amount is reflected in adjustments to the interest rates applicable to the Loans. Each Bank and the Issuing Bank making a claim for payment under this Section 3.10 shall submit an invoice to the Agent, who shall promptly transmit such invoice to the Borrower, for the amount claimed to be owed by the Borrower, showing in reasonable detail the calculations necessary to determine the amount. Such statement shall be conclusive in the absence of manifest error; provided, further, that this Section 3.10 shall not apply to any increased cost or reduced receivable as the result of Taxes or Other Taxes.




                                      32.

        Section 3.11. Illegality. Notwithstanding any other provisions herein, if the introduction of or any change in or in the interpretation or application of any law, regulation, treaty or directive shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Bank to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the next succeeding Interest Payment Date or within such earlier period as allowed by law; provided, further, that before such cancellation and conversion, each Bank agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for such cancellation and conversion and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to the Bank. The Borrower hereby agrees to pay any Bank, within three (3) Business Days of its demand, any additional amounts necessary to compensate such Bank for any costs (excluding loss of anticipated profits) incurred by such Bank in making any conversion in accordance with this Section, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder (such Bank's notice of such costs, as certified to the Borrower ant the Agent shall be conclusive absent manifest error).

        Section 3.12. Right to Replace Bank. If the Borrower shall, as a result of the requirements of Sections 3.06, 3.07(b), 3.09, 3.10, 3.11 or 3.13 be required to pay any Bank the additional costs referred to in such Sections or if any Bank fails to make available its ratable portion of any Borrowing, the Borrower shall have the right to substitute another Financial Institution satisfactory to Agent and the Issuing Bank (whose approval will not be unreasonably withheld) for such Bank which has submitted an invoice for such additional costs or has failed to make available its ratable portion of any Borrowing. Any such substitution shall be on terms and conditions satisfactory to the Agent. Until such time as such substitution shall be consummated, the Borrower shall continue to pay any additional costs invoiced by such Bank and shall continue to pay all other amounts payable to such Bank hereunder. The substituting Financial Institution and the Bank that is being replaced shall execute and deliver an Assignment Agreement substantially in the form of Exhibit E, and the terms of the second and third sentences of Section 9.06(a) shall apply to such substitution. Upon any such substitution, the Borrower shall pay or cause to be paid to the Bank that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Bank.




                                      33.

 .       Section 3.13. Taxes.

                 (a) Payments. Subject to the following sentence, any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank and the Issuing Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of the office or branch in which such Bank, Issuing Bank or the Agent books the Loans or the Letters of Credit or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, the Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) such Bank, the Issuing Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided that the Borrower shall not be required pursuant to clause (i) above to increase the sum payable to any Bank, the Issuing Bank or the Agent organized under the laws of a jurisdiction outside of the United States if such Bank, the Issuing Bank or the Agent, as the case may be, shall have failed to provide either the forms or documents referred to in Section 3.13(e) indicating a complete exemption from United States withholding tax.

                 (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than those taxes, levies, imposts, deductions, charges, withholdings and liabilities excluded pursuant to Section 3.13(a) above) which arise from any payment made hereunder or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                 (c) Indemnity. The Borrower will indemnify each Bank, the Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.13) paid by such Bank, the Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, in the case of Taxes or Other Taxes imposed by jurisdictions outside of the United States of America, the Borrower shall not be required to indemnify any Bank, the Issuing Bank or the Agent for any liability resulting from the failure of such Bank, the Issuing Bank or




                                      34.

the Agent to notify the Borrower on a timely basis of the assertion of such Taxes or Other Taxes. This indemnification shall be made within 30 days from the date such Bank, the Issuing Bank or the Agent (as the case may be) makes written demand therefor. Each Bank, the Issuing Bank and the Agent agrees to reimburse the Borrower for amounts paid by the Borrower pursuant to this Section 3.13 to the extent that such Bank, the Issuing Bank or the Agent actually recovers all or any portion of such amounts from the applicable taxing authority which recovery is specifically designated by such taxing authority as being applicable to such amounts.

                 (d) Evidence of Payment. Within 60 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof or other evidence of the payment thereof satisfactory to the Agent.

                 (e) IRS Forms. Prior to the date of the initial Borrowing in the case of the Agent and each Bank listed on the signature pages hereof, and on the date of the Assignment Agreement pursuant to which it became a Bank in the case of each other Bank, and prior to the issuance of the first Letter of Credit in the case of the Issuing Bank (and, in each case, from time to time thereafter if requested by the Borrower or the Agent) organized under the laws of a jurisdiction outside the United States, shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's, the Issuing Bank's or the Agent's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank, the Issuing Bank or the Agent hereunder or other documents satisfactory to the Borrower and the Agent indicating that all payments to be made to such Bank, the Issuing Bank or the Agent, as the case may be, hereunder are subject to such taxes at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate or such lower rate as provided in an applicable tax treaty (if such Bank, the Issuing Bank or the Agent, if applicable, has provided the required forms entitling it to such reduced withholding rate) in the case of payments to or for any Bank, the Issuing Bank or the Agent organized under the laws of a jurisdiction outside the United States.

                 (f) Change of Booking Office. Any Bank claiming any additional amounts payable pursuant to this Section 3.13 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of the office or branch in which it books the Loans if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

        Section 3.14. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or




                                      35.

otherwise) on account of the Loans owing to it in excess of its ratable share of payments on account of the Loans obtained by all the Banks such Bank shall forthwith purchase from the other Banks such participations in the Loans owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to the Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 3.14 or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.


                                   ARTICLE IV

                          CONDITIONS OF EFFECTIVENESS;
                    CONDITIONS TO LOANS AND LETTERS OF CREDIT

        Section 4.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which each of the following conditions precedent is fulfilled:

                 (a) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date (except for the document referred to in clause (ii)), in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

                     (i) The Notes issued by the Borrower to the order of the Banks, respectively;

                     (ii) Borrower's certificate that the copies of the Certificate of Incorporation of the Borrower, certified by the Secretary of State of Delaware most recently provided to the Agent are in full force and effect and have not been amended and/or supplemented;

                     (iii) Borrower's certificate that the copies of the Bylaws, if any, of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower most recently provided to the Agent are in full force and effect and have not been amended and/or supplemented;

                     (iv) Copies of resolutions of the Board of Directors or other authorizing




                                      36.

documents of the Borrower, approving the transactions represented or contemplated by the Loan Documents and the incurring of Borrowings and the reimbursement obligations under the Letters of Credit;

                     (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

                     (vi) An executed copy of this Agreement, signed by the Borrower, each of the Banks and the Issuing Bank;

                     (vii) A favorable opinion of counsel to the Borrower, in the form of Exhibit C hereto, and as to such other matters as any Bank may reasonably request; and

                     (viii) Such additional approvals, opinions, documents and other information as the Agent or a Bank (through the Agent) may reasonably request.

                 (b) The Agent shall have received the fees referred to in Sections 2.01(h), (i) and (j).

                 (c) All corporate and legal proceedings and all instruments and documents in connection this Agreement shall be reasonably satisfactory in content, form and substance to the Agent and its counsel, and each Bank, the Agent and Agent's counsel shall have received any and all further information and documents which any Bank, the Agent or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

                 (d) The Prior Credit Agreement and the Prior Term Loan Agreement shall have been terminated and all principal, interest, fees and other amounts payable in respect thereof (including any amounts payable with respect to broken funding costs relating thereto), except for such portion of the Prior Term Loan as will be repaid from the proceeds of the Initial Term Loan, shall have been paid or discharged in full and all obligations under the Prior Loan Documents (except for inchoate indemnity obligations and except for repayment of any portion of the 1996 Term Loan to be repaid from the proceeds of the Initial Term Loan) terminated.

                 (e) The Lenders party to the Prior Credit Agreement shall have retransferred or otherwise terminated their participations or any other interest in the Existing Letters of Credit.

        Section 4.02. Conditions Precedent to Each Borrowing. The obligation of each Bank to make a Loan on the occasion of each Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:




                                      37.

                 (a) the following statements shall be true and the Agent shall have received any notices required by Section 2.01(c), which notices shall be deemed to be a certification by the Borrower that:

                     (i) The representations and warranties contained in Section
5.01 are correct in all material respects on and as of the date of such Borrowing as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date,

                     (ii) No event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default,

                     (iii) All Loan Agreements are in full force and effect,

                     (iv) There shall not then be pending or threatened any action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect, and

               (b) no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or that could otherwise prohibit or impose materially adverse conditions upon this Agreement or the other Loan Agreements, the making of Loans hereunder or the application of the proceeds thereof as contemplated hereby.

        Section 4.03. Conditions Precedent to Each Letter of Credit. The issuance of any Letter of Credit hereunder is subject to the prior or concurrent satisfaction of all of the following conditions:

                 (a) On or before the date of issuance of the initial Letter of Credit, each of the conditions set forth in Section 4.01 shall have been satisfied or waived.

                 (b) On or before three (3) Business Days prior to the date of issuance, the Issuing Bank shall have received the executed application for such Letter of Credit in the form customarily required by the Issuing Bank and all other information specified in Section 2.05(b) and such other documents as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit, and the Issuing Bank shall have approved the form of the requested Letter of Credit, in its sole discretion.

                 (c) On the date of issuance, all conditions precedent described in Section 4.02 shall be satisfied to the same extent as though the issuance of such Letter of Credit were the




                                      38.

making of a Loan and the date of issuance of such Letter of Credit were the date of a Borrowing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        Section 5.01. Representations and Warranties. The Borrower represents and warrants as follows:

                 (a) Organization; Subsidiaries. The Borrower is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Borrower is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted, except where failure to be so authorized, qualified or licensed could not reasonably be expected to have a Material Adverse Effect. All of the Subsidiaries of the Borrower as of the Effective Date are identified on Schedule 5.01(a) of the Disclosure Letter. The capital stock of each Subsidiary identified in such Schedule 5.01(a) owned by the Borrower is duly authorized, validly issued, fully paid and non-assessable and such shares of capital stock are free and clear of any claim, Lien, or agreement with respect thereto, except to the extent otherwise provided in the SMI Joint Venture Agreement and Liens permitted under this Agreement. Such Schedule 5.01(a) correctly sets forth as of the Effective Date the ownership interest of the Borrower in each of its Subsidiaries.

                 (b) Authorization. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of the Loan Agreements, and the making of Borrowings hereunder, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's Certificate of Incorporation or bylaws,
(ii) any law or regulation applicable to the Borrower or (iii) any material agreement or instrument binding on the Borrower or any Subsidiary.

                 (c) Governmental Consents. No authorization or approval or other action by the Borrower, and no notice to or filing with, any governmental authority or regulatory body is required by the Borrower for the due execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of the Loan Agreements, except as contemplated by the Loan Agreements.

                 (d) Validity. The Loan Agreements are the binding obligations of the Borrower, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.




                                      39.

                 (e) Financial Condition. The audited consolidated balance sheet of the Borrower for the Borrower's fiscal year ended September 29, 1996 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal year then ended, and the consolidated balance sheet of the Borrower as of June 29, 1997 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal quarter then ended, copies of which have been furnished to each Bank, fairly present in all material respects the consolidated financial condition of the Borrower as at such dates and the consolidated results of the operations of the Borrower for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, subject, in the case of the June 29, 1997 financial statements, to year-end adjustments and the absence of footnotes. Since June 29, 1997 there has been no Material Adverse Effect.

                 (f) Litigation. Except as set forth on Schedule 5.01(f) to the Disclosure Letter, as of the Effective Date, there is no pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect.

                 (g) Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan. The excess of the actuarial present value of all benefit liabilities under all Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) over the fair market value of the assets allocable to such benefit liabilities are not greater than five percent (5%) of Consolidated Tangible Net Worth. For purposes of the preceding sentence, the terms "actuarial present value" and "benefit liabilities" shall have the meanings specified in Section 4001 of ERISA.

                 (h) Disclosure. The documents, certificates and written statements (including the Loan Documents) (i) furnished to the Agent or any Bank prior to or on the Effective Date by the Borrower for use in connection with the transactions contemplated by this Agreement or (ii) filed by the Borrower with the S.E.C. on or after January 1, 1997 and available electronically to the public from the S.E.C. on or prior to September 8, 1997, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading (it being recognized by the Agent and the Banks that projections and forecasts provided by the Borrower are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results). As of the Effective Date, there is no fact known to the Borrower (other than matters of a general economic nature) which would have a Material Adverse Effect, which has not been disclosed herein or in




                                      40.

such other documents, certificates and statements furnished to the Agent and each Bank for use in connection with the transactions contemplated hereby.

                 (i) Margin Stock. The aggregate value of all margin stock (as defined in Regulation U) directly or indirectly owned by the Borrower and its Subsidiaries is less than 25% of the aggregate value of the Borrower's assets.

                 (j) Environmental Matters. I. As of the Effective Date: (i) neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations could reasonably be expected to have a Material Adverse Effect; (ii) no employee or other person has ever made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof, which claim or demand could reasonably be expected to have a Material Adverse Effect;
(iii) neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water, which charge could reasonably be expected to have a Material Adverse Effect. II. To the best of the Borrower's knowledge: (i) neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations could reasonably be expected to have a Material Adverse Effect; (ii) no employee or other person has ever made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof, which claim or demand could reasonably be expected to have a Material Adverse Effect; (iii) neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water, which charge could reasonably be expected to have a Material Adverse Effect.

                 (k) Employee Matters. There is no strike or work stoppage in existence or threatened involving the Borrower or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.




                                      41.

                 (l) Insurance. The Borrower maintains with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries (other than Read-Rite SMI) against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance is in full force and effect and all required premiums required to be paid prior to the Effective Date have been paid.

                 (m) No Existing Events of Default; All Existing Obligations Continued Hereunder. No Events of Default (as defined in each of the Prior Loan Documents and this Agreement) had occurred and were continuing on the Effective Date, immediately prior to the effectiveness of this Agreement. Except for any portion of the Prior Term Loan which will be repaid from proceeds of the Initial Term Loan, no amounts were owed (whether or not due and payable) to the Banks under the Prior Loan Documents on the Effective Date, immediately prior to the effectiveness of this Agreement.

                 (n) Intellectual Property. Except as set forth in the Borrower's filings with the S.E.C. made on or after January 1, 1997, and available electronically to the public from the S.E.C. on or prior to September 8, 1997, the Borrower or its Subsidiaries own or are licensed or otherwise have the right to use (or could obtain such ownership or licenses or rights on terms not materially adverse to the Borrower and its Subsidiaries, taken as a whole) all copyrights, patents, trademarks, service marks, and other intellectual property rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where any failure to have any such ownership, license or other rights, or any such conflict could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

        Section 6.01. Affirmative Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or unreimbursed or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing:




                                      42.

                 (a) Financial Information. Furnish to each Bank and the Agent:

                     (i) as soon as available, but in any event within ninety
(90) days after the end of each fiscal year of the Borrower, a copy of the Borrower's consolidated balance sheet as at the end of each fiscal year and the related consolidated statements of operations, stockholders' equity (deficit) (or comparable statement) and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon (with respect to the consolidated financial statements) of nationally recognized independent certified public accountants;

                     (ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, the Borrower's unaudited consolidated balance sheet as at the end of such period and the related unaudited consolidated statements of operations, stockholders' equity (deficit) (or comparable statement) and cash flows for such period and year to date, setting forth in each case in comparative form the figures for the previous corresponding period, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end adjustments and the absence of footnotes;

all such financial statements to be complete and correct in all material respects and to be prepared in accordance with GAAP (subject to year end adjustments and absence of footnotes in the case of statements required by clause (ii)) applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein);

                     (iii) within five (5) Business Days of each delivery of consolidated financial statements of the Borrower pursuant to subdivisions (i) and (ii) above, a Compliance Certificate signed by a Responsible Officer substantially in the form of Exhibit D hereto demonstrating in reasonable detail compliance with the restrictions contained in Sections 6.02(a), (b), (c), (d),
(e) and (g) as of the end of the fiscal period covered thereby; and

                     (iv) substantially concurrent with the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its stockholders generally, and copies of all final registration statements (other than on Form S-8 or other registration statements relating to option plans) and material reports (in each case, without exhibits) which the Borrower or any Subsidiary files with the S.E.C. or any national securities exchange.

                 (b) Notices and Information. Deliver to the Agent and each
Bank:

                     (i) promptly upon any Responsible Officer of the Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default which is continuing or Potential Event of Default, (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(f), (c) of the institution of any litigation of the




                                      43.

type described in Section 5.01(f), or (d) of any condition or event with respect to Borrower or any of its Subsidiaries that constitutes a Material Adverse Effect, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

                     (ii) promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any (a) Termination Event, or (b) "prohibited transaction," as such term is defined in
Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder in excess of $100,000, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto; provided, however, that this clause (ii) shall not apply to any prohibited transaction for which an exemption has been granted pursuant to
Section 4975(c)(ii) of the Internal Revenue Code or Section 408 of ERISA;

                     (iii) with reasonable promptness copies of (a) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; and (b) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

                     (iv) promptly, and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or by product thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Internal Revenue Code, which could reasonably be expected to have a Material Adverse Effect; and

                     (v) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Bank, subject, however, to the last sentence of Section 6.01(f).

                 (c) Corporate Existence, Etc. At all times preserve and keep in full force and effect its and its Subsidiaries' (other than Read-Rite SMI) corporate existence and rights and franchises material to its business and those of such Subsidiaries; provided, however, that the




                                      44.

corporate existence of any such Subsidiary may be terminated and any such rights and franchises may be terminated or permitted to lapse, if, in the good faith judgment of the Board of Directors of the Borrower, such termination or lapse is in the best interests of the Borrower and its Subsidiaries, taken as a whole, and does not result in a Material Adverse Effect.

                 (d) Payment of Taxes and Claims. Pay, and cause each of its Subsidiaries (other than Read-Rite SMI) to pay, all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

                 (e) Maintenance of Properties; Insurance. Maintain or cause to be maintained in good repair, working order and condition all nsurance properties material to the continued conduct of the business of the Borrower and its Subsidiaries (other than Read-Rite SMI). The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries (other than Read-Rite SMI) against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

                 (f) Inspection. Permit any authorized representatives designated by any Bank in writing, at such Bank's expense, upon reasonable notice to the Borrower, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries (not including Read-Rite SMI), including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested. Notwithstanding any provision of this Agreement to the contrary, neither the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) in respect of which disclosure to such Bank (or designated representative) is then prohibited by (a) law, or (b) an agreement binding on the Borrower or any Subsidiary that was not entered into by the Borrower or such Subsidiary for the primary purpose of concealing information from the Banks.




                                      45.

                 (g) Compliance with Laws, Etc. Exercise, and cause each of its Subsidiaries (other than Read-Rite SMI) to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including all environmental laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

        Section 6.02. Negative Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or unreimbursed or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Banks:

                 (a) Quick Ratio. Permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities (i) on the last day of each of the fiscal quarters of the Borrower ending on or about June 29, 1997 and thereafter to be less than 0.85 to 1.00.

                 (b) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than $446,193,000 plus (i) 80% of Consolidated Net Income (but not loss) for each fiscal quarter of the Borrower commencing with the quarter beginning on or about June 30, 1997 plus (ii) 100% of the net increase in Consolidated Tangible Net Worth occurring after June 30, 1997 resulting from the issuance of equity securities of the Borrower after June 30, 1997, plus (iii) Permitted Subordinated Debt.

                 (c) Senior Debt. Permit the ratio of Senior Debt to Total Capitalization as at the last day of each fiscal quarter of the Borrower, commencing on June 30, 1997, to exceed 0.4:1.0.

                 (d) Interest-Expense Coverage. As at the last day of each fiscal quarter of the Borrower, commencing on June 30, 1997, permit the ratio of
(i) EBIT as of such date to (ii) Consolidated Interest Expense for the four fiscal quarters ending on such date, to be less than 2.0:1.0.

                 (e) Minimum Profitability. Permit the Consolidated Net Income of the Borrower as at the end of any fiscal quarter, determined on a rolling four quarter basis, to be less than $1.00; provided that in no fiscal quarter may any Consolidated Net Income be a negative amount in excess of 5% of the Consolidated Tangible Net Worth as of the end of the preceding fiscal quarter.

                 (f) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired to secure any Debt of




                                      46.

any Person other than:

                     (i) Liens in favor of the Agent for the benefit of the Banks;

                     (ii) Liens existing on the date hereof and set forth in
Schedule 6.02(f) to the Disclosure Letter;

                     (iii) Purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business (including the proceeds thereof and accessions thereto) to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

                     (iv) Liens created to secure the purchase price, cost of construction and/or improvement of property or assets or Debt incurred to finance such purchase price and/or cost, provided that (1) any such Liens attach only to the property or assets so purchased, constructed and/or improved (and any theretofore unimproved real property on which such property or assets are located) and, if the real property is located outside the United States, to any equipment to be located in the property so purchased or so constructed, (2) the Debts secured by any such Lien shall not exceed 100% of the lesser of the fair market value or the purchase price of the property or assets purchased, constructed and/or improved and (3) any such Liens shall be created within twelve months following the acquisition assets or the completion of such construction and/or improvements;

                     (v) Leases or subleases and licenses and sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licenser or under any lease or license;

                     (vi) Liens with respect to any conditional sale or other title retention agreements and any lease in the nature thereof (other than Capital Leases); provided that any such Lien with respect to conditional sales or other title retention agreements encumber only property and accretions thereto (and proceeds arising from the disposition thereof) which are subject to such conditional sale or other title retention agreement or lease in the nature thereof;

                     (vii) Liens existing on property, including the proceeds thereof and accessions thereto, acquired by the Borrower or any Subsidiary (including Liens on assets of any corporation at the time it becomes a Subsidiary, unless such Lien was created in contemplation of such corporation becoming a Subsidiary); provided that such Liens are confined solely to the property acquired and improvements thereon;

                     (viii) Liens on property leased by the Borrower or any Subsidiary in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such property (including Liens pursuant to Capital Leases permitted pursuant to Section 6.02(g));

                     (ix) Liens on assets of Read-Rite SMI and not secured by any other




                                      47.

assets of the Borrower or any of its other Subsidiaries;

                     (x) Liens for taxes, assessments or governmental charges or levies (1) not more than thirty (30) days past due or (2) which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien, or (3) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries;

                     (xi) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

                     (xii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 7.01(i);

                     (xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases (including landlords' Liens), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

                     (xiv) Easements, reservations, defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

                     (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                     (xvi) Liens securing reimbursement obligations of the Borrower or its Subsidiaries with respect to commercial letters of credit; provided that such Liens shall attach only to documents or other property relating to such letters of credit and products and proceeds thereof;

                     (xvii) Liens which constitute rights of set-off of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business;




                                      48.

                     (xviii) Liens on real property located outside of the United States, whether existing at the time of acquisition of such property or created in connection with the acquisition or construction of such property or created at any time thereafter, together with Liens on equipment located on any such real property; provided that the Debts secured by any such Lien or Liens shall not exceed 100% of the lesser of the fair market value or the purchase price of the real property purchased;

                     (xix) Liens, not otherwise permitted by this Section 6.02(f), on assets other than current assets, intellectual property and/or stock of Subsidiaries, which Liens do not in the aggregate exceed 5% of Consolidated Tangible Net Worth; and

                     (xx) Any Lien renewing, extending, or refunding any Lien permitted under clauses (i) to (xix), inclusive, of this Section 6.02(f); provided that the principal amount secured is not increased and that such Lien is not extended to other property (other than pursuant to its original terms).

                 (g) Debt. (A) Create or suffer to exist, or permit any of its Subsidiaries (other than Read-Rite International) to create or suffer to exist, any Debt other than:

                     (i) Debt owed to the Banks and reimbursement obligations with respect to Letters of Credit issued hereunder in accordance with Section 2.05;

                     (ii) Debt listed on Schedule 6.02(g) to the Disclosure Letter;

                     (iii) Debt secured by a Lien and not otherwise permitted under this Section 6.02(g) so long as the Debt falling within this clause (iii) does not at any time exceed 20% of Consolidated Tangible Net Worth;

                     (iv) Debt not secured by a Lien and not otherwise permitted under this Section 6.02(g);

                     (v) Permitted Subordinated Debt;

                     (vi) Debt of a Wholly Owned Subsidiary of the Borrower to another Wholly Owned Subsidiary of the Borrower or to the Borrower, and Debt of the Borrower to any Wholly Owned Subsidiary of the Borrower;

                     (vii) Debt of Read-Rite SMI; and

                     (viii) Debt secured by Liens permitted by Section 6.02(f)(ii), (ix), (xvi) or (xx) (but with respect to such clause (xx) only to the extent such Debt secured by a Lien that constitutes a renewal, extension or refunding of any of the Liens permitted pursuant to clauses (ii), (ix) and (xvi) of Section 6.02(f));




                                      49.

                 (B) Permit Read-Rite International to create or suffer to exist any Debt, other than guarantees issued in support of Debt obligations of its subsidiaries; provided that the maximum exposure in respect of such guarantees relating to any given subsidiary shall not exceed an amount, in Dollars, equal to ninety per cent (90%) of such subsidiary's Tangible Assets; and provided, further, that such subsidiary's Tangible Assets at all times exceed its Total Liabilities.

                 (h) Dividends, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower (collectively, a "Restricted Payment"); except that (i) the Borrower may declare and make any dividend payment or other distribution payable in its equity securities; (ii) the Borrower may redeem or repurchase its securities in connection with any agreement between the Borrower or its Subsidiaries and any officer, director, employee or consultant of the Borrower or its Subsidiaries entered into in the ordinary course of business wherein the Borrower (or its Subsidiary) is obligated or entitled to repurchase from such officer, director, employee or consultant shares of equity securities of the Borrower upon such Person's termination of employment or services with the Borrower; (iii) that in connection with exercises of options to purchase the Borrower's common stock, $.0001 par value per share ("Common Stock"), by optionees under the Borrower's stock option plan, the Borrower may permit or require optionees concurrently to surrender to the Borrower one or more of the shares of Common Stock acquired upon such exercise having a value equal to the applicable withholding taxes payable with respect to the options exercised (including for purposes of such calculation the value of the shares surrendered) and the Borrower may thereafter submit payment of such withholding taxes to the appropriate authorities on the optionee's behalf; and (iv) the Borrower may repurchase shares of Common Stock so long as such repurchase does not result in an Event of Default or a Potential Event of Default.

                 (i) Consolidation, Merger. Consolidate with or merge into any other corporation or entity, except that any corporation or entity may consolidate with or merge into the Borrower; provided that the Borrower shall be the surviving entity of such merger or consolidation, and; provided, further, that immediately after the consummation of such consolidation or merger there shall exist no condition or event that constitutes an Event of Default or a Potential Event of Default.

                 (j) Loans, Investments, Secondary Liabilities. Make or permit to remain outstanding, or permit any Subsidiary (other than Read-Rite SMI) to make or permit to remain outstanding, any loan or advance to, or guarantee the obligations of, or otherwise become contingently liable, directly or indirectly, to purchase the stock of, pay dividends with respect to the stock of, or for the liabilities of (if the primary purpose or intent of the arrangement giving rise to such liability is to provide assurance that such obligations will be paid or discharged, or that any agreements relating thereto will be




                                      50.

complied with, or that the holders of such obligations will be protected against loss in respect thereof), or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person (all of the foregoing referred to as "Investments"), except:

                     (i) Investments consisting of Permitted Investments;

                     (ii) Investments existing on the date hereof and listed on
Schedule 6.02(j) to the Disclosure Letter;

                     (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions business;

                     (iv) Investments in or to the Borrower and Investments in or to Wholly Owned Subsidiaries to the extent permitted by clauses (iv) and (v) of Section 6.02(k) and Investments in or to companies which simultaneously with such Investments become Wholly Owned Subsidiaries, and guarantees (and other credit support) by the Borrower of obligations of Wholly Owned Subsidiaries and guarantees (and other credit support) by Subsidiaries (other than Read-Rite International) of obligations of the Borrower or other Wholly Owned Subsidiaries;

                     (v) receivables owing to the Borrower or its Subsidiaries and advances to customers or suppliers, in each case, if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                     (vi) Investments consisting of (a) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (b) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries, and (c) other loans to officers and employees approved by the Board of Directors of the Borrower in an aggregate amount not in excess of $5,000,000 outstanding at any time;

                     (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                     (viii) existing Investments in Read-Rite SMI; and additional Investments in Read-Rite SMI from the Effective Date until termination of this Agreement, but not in excess of $15,000,000;

                     (ix) Investments accepted in connection with the sale or disposition of assets permitted by Section 6.02(k);

                     (x) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business for the purpose of directly mitigating risks associated with interest rate or exchange rate changes and not for the purpose of




                                      51.

speculation;

                     (xi) Investments (including the purchase of sovereign debt obligations issued by the countries where located) by Subsidiaries incorporated outside of the United States required by local law, regulation or customary practice; provided that such Investments shall not exceed in the aggregate at any one time $20,000,000;

                     (xii) notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business;

                     (xiii) Investments of Read-Rite SMI;

                     (xiv) Investments constituting Acquisitions permitted pursuant to Section 6.02(l);

                     (xv) Investments by the Borrower and its Subsidiaries consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of Wholly Owned Subsidiaries and guarantees (and other credit support) of the obligations of vendors and suppliers of Subsidiaries which are not Wholly Owned Subsidiaries, in each case in respect of transactions entered into in the ordinary course of business provided that such guarantees (and other credit support) shall not at any time exceed $15,000,000; and

                     (xvi) Investments not otherwise permitted by this Section 6.02(j) not in excess of 10% of Consolidated Tangible Net Worth at any time outstanding.

                 (k) Asset Sales. Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any Subsidiary (other than Read-Rite SMI) to Transfer, in one transaction or a series of transactions, all or any part of its or its Subsidiary's business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except that the Borrower and its Subsidiaries may make Transfers of business, property or fixed assets in transactions outside of the ordinary course of business for consideration which in the aggregate does not exceed in any fiscal year of the Borrower 20% of Consolidated Tangible Net Worth as of the beginning of such fiscal year; provided, however, that, notwithstanding any other provision in this Credit Agreement, Borrower shall continue to own at all times 100% of the capital stock of Read-Rite International. For purposes of this
Section 6.02(k), the following shall be regarded in the ordinary course of business (in addition to any other transaction in the ordinary course of business): (i) Transfers of non-exclusive licenses and similar arrangements for the use of the property of the Borrower or its Subsidiaries; (ii) Transfers of worn-out or obsolete property and equipment; (iii) Transfers that constitute liquidations of Investments permitted under Section 6.02(j); (iv) Transfers by the Borrower to any Wholly Owned Subsidiary which Transfers in the aggregate, on a cumulative basis from and after the date hereof, do not exceed 10% of Consolidated Tangible Net Worth, measured immediately after each Transfer; and
(v) Transfers from any Wholly Owned Subsidiary to another Wholly Owned Subsidiary or the Borrower.




                                      52.

                 (l) Acquisitions. Acquire, or permit any Subsidiary (other than Read-Rite SMI) to acquire (an "Acquisition"), any assets or a going business, whether through purchase of assets, merger or otherwise, outside of the ordinary course of business, if the aggregate fair market value of the consideration (whether in the form of cash, debt or equity securities of the Borrower or any Subsidiary or assumed liabilities) paid for all such Acquisitions during the twelve-month period immediately preceding such Acquisition and including the Acquisition in question does not exceed 25% of Consolidated Tangible Net Worth as at the date of the Acquisition. For purposes of this Section 6.02(l), the following shall be regarded as being in the ordinary course of business (in addition to any other transaction in the ordinary course of business): (i) Acquisitions that constitute Investments permitted by Section 6.02(j); and (ii) Acquisitions by the Borrower from any Wholly Owned Subsidiary, or Acquisitions by any Wholly Owned Subsidiary from another Wholly Owned Subsidiary or from the Borrower.

                 (m) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity securities of the Borrower, or with any Affiliate of the Borrower or any such holder, on terms that (when taken in the light of any related or series of transactions of which such transaction is a part (if any)) are less favorable to the Borrower or any such Subsidiary than those that might be obtained at the time from Persons who are not such a holder or Affiliate, other than (i) compensation of employees, officers and directors so long as the Board of Directors of the Borrower determines that such compensation is in the best interests of the Borrower, (ii) transactions between the Borrower and any of its Wholly Owned Subsidiaries or transactions from one Wholly Owned Subsidiary to another Wholly Owned Subsidiary and (iii) the supply of equipment and resources to Read-Rite SMI for fair value and the transactions contemplated by the SMI Joint Venture Agreement.

                 (n) Change of Business. Cease to be engaged primarily in the business of a component supplier in the hard disk storage industry or otherwise make, or engage in any business or permit any Subsidiary to engage in any business other than the businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement and businesses that are extensions thereof or reasonably related or incidental thereto (which shall include businesses utilizing the core competences of the Company and its Subsidiaries).

                 (o) Permitted Subordinated Debt. Pay, prepay, redeem, purchase, defease or otherwise satisfy (nor permit any of its Subsidiaries to pay, prepay, redeem, purchase, defease or otherwise satisfy) in any manner prior to the scheduled payment thereof any Permitted Subordinated Debt except upon conversion of the notes evidencing such Permitted Subordinated Debt in accordance with their terms and except as otherwise permitted under this Section 6.02(o); amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Permitted Subordinated Debt such that such amendment, modification or




                                      53.

change would (i) cause the outstanding aggregate principal amount of all such Permitted Subordinated Debt so amended, modified or changed to be increased as a consequence of such amendment, modification or change, (ii) cause the subordination provisions applicable to such Permitted Subordinated Debt to be less favorable to the Agent and the Banks than those set forth in the Original Indenture, (iii) increase the interest rate applicable thereto or (iv) accelerate the scheduled payment thereof; provided that, notwithstanding the prior provisions of this Section 6.02(o), the Borrower may call for redemption the entire outstanding amount of the Permitted Subordinated Debt and, to the extent such Permitted Subordinated Debt is not converted prior to the redemption date, redeem such Permitted Subordinated Debt, provided that (A) no Default or Event of Default has occurred and is continuing or would result from such call for redemption or redemption and (B) the closing price of the Borrower's common stock shall have exceeded one hundred twenty percent (120%) of the then applicable conversion price of the Permitted Subordinated Debt for twenty (20) trading days within a period of thirty (30) consecutive trading days ending within five (5) trading days prior to the notice of redemption. The Debt of the Borrower under this Agreement shall at all times constitute "Designated Senior Indebtedness" under the Indenture. Only Senior Debt shall constitute "Designated Senior Indebtedness" under the Indenture.

                 Notwithstanding any provision of this Section 6.02 to the contrary, but subject in all cases to Article 15 of the Indenture, none of the following shall be prohibited by this Section 6.02:

                      (i) the delivery of securities, cash and other property upon conversion of the Subordinated Notes in accordance with the terms thereof (including the payment by the Borrower of cash in lieu of fractional shares in connection with such a conversion); and

                      (ii) any mandatory payments of interest on Permitted Subordinated Debt.

For all purposes under Section 6.02, in the event any Permitted Subordinated Debt is called for prepayment or redemption in accordance with Section 6.02(o), the effect of calling such Permitted Subordinated Debt for prepayment or redemption (but not the actual payment thereof) shall be disregarded for purposes of determining compliance with the covenants set forth in Section 6.02. Nothing in this Section shall be construed to permit any action that would not be permitted under the subordination provisions of any indenture or other document governing the terms of Permitted Subordinated Debt.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

        Section 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:




                                      54.

                 (a) The Borrower shall fail to pay any installment of the principal when due, or shall fail to pay any installment of interest within three (3) Business Days of the date when due, or shall fail to pay any other amount payable hereunder within five (5) Business Days of the date when due; or

                 (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Agreement or any other certificate or writing delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made; or

                 (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 3.01 or 6.02(a), (b), (c), (d), (e),
(h), (i), (k), (l), (m), or (o) on its part to be performed or observed; or

                 (d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6.01(b), 6.02(f), (g), (j) or (n) on its part to be performed or observed and any such failure shall remain unremedied or uncured for thirty (30) days after the Chief Executive Officer or any Responsible Officer of the Borrower knows of such failure (whether by notice from the Agent or any Bank or otherwise); or

                 (e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 7.01(a), (b), (c) and (d) above on its part to be performed or observed and any such failure shall remain unremedied or uncured for thirty (30) days after the Agent or any Bank notifies the Borrower of such failure; or

                 (f) The Borrower or any of its Subsidiaries (other than Read-Rite SMI) shall (i) fail to pay any principal of, or premium or interest on, any Debt, the aggregate outstanding principal amount of which is at least $10,000,000 (excluding Debt evidenced by the Notes), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, or (ii) fail to perform or observe any term, covenant or condition on its part required to be performed or observed under any agreement or instrument relating to any Debt, the aggregate outstanding principal of which is at least $10,000,000 (excluding Debt evidenced by the Notes), and the effect of such failure is to accelerate or permit the acceleration of the maturity of such Debt, or (iii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Debt, the aggregate outstanding principal amount of which is at least $5,000,000 (excluding Debt evidenced by the Notes), and the effect of such failure is to accelerate the maturity of such Debt; or

                 (g) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or




                                      55.

other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause
(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unhanded for a period of sixty (60) consecutive days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) consecutive days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i), (ii) and (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (h) (i) Any Subsidiary (other than Read-Rite SMI) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) there shall be commenced against any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) consecutive days from the entry thereof; or (iv) any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and (iii) above; or (v) any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (i) One or more judgments or decrees requiring the payment of money shall be entered against the Borrower or any of the Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) equal to or greater than $10,000,000 and such judgments or decrees shall not have been satisfied in full, vacated, discharged, or stayed or bonded pending appeal within sixty (60) consecutive days from the entry thereof; or

                 (j) (i) The Borrower or any of its ERISA Affiliates fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Code, the Borrower or any of its ERISA Affiliates is




                                      56.

required to pay as contributions thereto;

                     (ii) any accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan;

                     (iii) the excess of the actuarial present value of all benefit liabilities under all Pension Plans over the fair market value of the assets of such Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) allocable to such benefit liabilities are greater than five percent (5%) of Consolidated Tangible Net Worth;

                     (iv) the Borrower or any of its ERISA Affiliates enters into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA;

                     (v) (A) any Pension Plan maintained by the Borrower or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or (B) a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan, or (C) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or (D) the Borrower or any of its ERISA Affiliates shall withdraw (under
Section 4063 of ERISA) from a Pension Plan, if as of the date of the event listed in subclauses (A)-(D) above or any subsequent date, either the Borrower or its ERISA Affiliates has any liability (such liability to include, without limitation, any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in subclauses (A)-(D) above;

                     (vi) as used in this subsection 7.01(i) the term "accumulated funding deficiency" has the meaning specified in Section 412 of the Internal Revenue Code, and the terms "actuarial present value" and "benefit liabilities" have the meanings specified in Section 4001 of ERISA; or

                 (k) There shall occur a Change of Control;

Then, (i) upon the occurrence of any Event of Default described in clause (g) above, the Commitments and any obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate and all Loans hereunder together with accrued interest thereon, an amount equal to the Letter of Credit Usage and all other amounts owing under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Commitments and any obligation of the Issuing Bank to issue any Letter of Credit to be terminated forthwith, whereupon the Commitments and any obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, an amount equal to the Letter of Credit Usage and all other amounts




                                      57.

owing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or elsewhere in this Agreement, presentment, demand, protest and all other notices of any kind are hereby expressly waived. At any time after the occurrence of any of the events described in clauses (i) or (ii) of the first sentence of this paragraph, so long as any Letter of Credit shall remain outstanding, the Borrower shall Cash Collateralize such Letters of Credit. Under such circumstances, in the event any Letter of Credit in respect of which the Borrower has deposited cash collateral with the Issuing Bank is cancelled or expires, the cash collateral shall be applied first to the reimbursement of the Issuing Bank for any drawings thereunder, and second to the payment of any outstanding obligations of the Borrower hereunder or under any other Loan Document.













                                      58.

                                  ARTICLE VIII

                           THE AGENT AND ISSUING BANK

        Section 8.01. Appointment, Powers and Immunities of Agent. Each Bank hereby irrevocably (but subject to removal by the Majority Banks pursuant to Section 8.09) appoints and authorizes the Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document, and shall not by reason of this Agreement be a trustee for any Bank. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Majority Banks, and (c) except as expressly set forth herein and except for information received by officers of the Agent assigned to administering this Agreement which information such officers reasonably believe to be material, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer or official of the Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any collateral security for the Loans or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Borrower shall pay any fee agreed to by the Borrower and the Agent with respect to the Agent's services hereunder. Beyond the exercise of reasonable care to assure the safe custody of collateral in the Agent's possession and the accounting for monies actually received by the Agent hereunder, the Agent shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to any collateral.




                                      59.

        Section 8.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of any Loan made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

        Section 8.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Potential Event of Default or Event of Default (other than the non-payment of principal of or interest on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 8.08) take such action with respect to such Potential Event of Default or Event of Default which is continuing as shall be directed by the Majority Banks; provided that, unless and until the Agent shall have received such directions and subject to the provisions of Section 9.01, the Agent may take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

        Section 8.04. Rights of Agent as a Bank. With respect to its Commitment and any Loan made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Although the Agent and its affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrower, its Affiliates and such other Persons, the Agent shall have no duty to disclose such information to the Banks.




                                      60.

        Section 8.05. Indemnification of Agent and Issuing Bank. The Banks agree to indemnify the Agent and Issuing Bank (to the extent not reimbursed under any other applicable provisions of any Loan Document), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participations, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or Issuing Bank in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under any applicable provisions of any other Loan Document but excluding, unless a Potential Event of Default or Event of Default has occurred and the Loans are secured by collateral, normal administrative costs and expenses incident to the performance of agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

        Section 8.06. Documents. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Loan Document to be delivered to the Agent for such Bank.

        Section 8.07. Non-Reliance on Agent and Other Banks. Each Bank and the Issuing Bank agrees that it has, independently and without reliance on the Agent or any other Bank or the Issuing Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank or the Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent or Issuing Bank hereunder, the Agent and Issuing Bank shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent, the Issuing Bank or any of their affiliates. The Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan




                                      61.

Document or any document or instrument referred to herein or therein, to anyone.

        Section 8.08. Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances of the indemnification obligations of the Banks under Section 8.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

        Section 8.09. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Banks; provided that the Borrower and the other Banks shall be promptly notified thereof. Upon any such resignation or removal, the Majority Banks, with the consent of the Borrower, shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, after consulting with the Borrower, appoint a successor Agent, which shall be a bank which has an office in New York, New York and has a combined capital and surplus of at least $500,000,000. The Majority Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrower and the other Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

        Section 8.10. Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

        Section 8.11. Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Loan Document.

        Section 8.12. Transfer of Agency Function. Without the consent




                                      62.

of the Borrower or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Borrower and the Banks thereof.

        Section 8.13. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by the Borrower prior to the date on which the Borrower is to make payment to the Agent (a "Required Payment"), which notice shall be effective upon receipt, that the Borrower does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Borrower has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the average daily Federal Funds Rate for such period.

                                   ARTICLE IX

                                  MISCELLANEOUS

        Section 9.01. Amendments, Etc. No amendment or waiver of any provision of the Loan Agreements nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Sections 4.01, 4.02, or 4.03, (b) increase or extend the date for termination or reduction of the Commitments of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the definition of Majority Banks or other provision requiring the approval of a designated number or proportion of the Banks for any action hereunder, (f) amend any of the provisions in Sections 3.06 through 3.13, (g) alter or limit the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under the Letters of Credit, (h) alter or limit the obligations of the Banks set forth in Section 2.05(d), or (i) amend this Section 9.01; and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, alter or effect the obligations of the Issuing Bank under Section 2.05 or otherwise affect the rights or duties of the Issuing Bank hereunder; and provided, further that no waiver or consent shall, unless in writing and signed by the affected Bank, waive the rights of that Bank to receive any payment or compensation under any of Sections 3.06 through 3.13.




                                      63.

        Section 9.02. Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to any Bank, the Issuing Bank or the Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective upon receipt. The agreement of the Agent and the Banks to receive notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. Any notice given orally shall be promptly confirmed in writing. The Agent and the Banks shall be entitled to rely and act upon any notice or communication which the Agent and Banks believe in good faith to have been given by a Person authorized by the Borrower to give such notice and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent and the Banks in reliance upon such telephonic or facsimile notice. The obligations of the Borrower pursuant to this Agreement shall not be affected by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

        Section 9.03. Right of Setoff. Upon the occurrence of both (i) any Event of Default and (ii) the making of the request or the granting of the consent specified by the last paragraph of Article VII to authorize the Agent to declare the Loans and other amounts due and payable pursuant to the provisions of the last paragraph of Article VII, each Bank and the Issuing Bank is hereby authorized by the Borrower, at any time and from time to time, without notice,
(a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Bank or the Issuing Bank to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Bank or the Issuing Bank in its sole discretion may elect. The rights of each Bank and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of set-off) which such Bank and the Issuing Bank may have.

        Section 9.04. No Waiver; Remedies. No failure on the part of the Agent, the Issuing Bank or any Bank to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.




                                      64.

        Section 9.05. Costs and Expenses. Without duplication of any amounts payable pursuant to Article III, the Borrower agrees to pay on demand all reasonable costs and expenses of the Agent and the Arranger (including reasonable attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and legal staff) in connection with the preparation, amendment, modification, enforcement (including in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents. In addition, without duplication of any amounts payable pursuant to Article III, the Borrower agrees to pay on demand all reasonable costs and expenses of each Bank (including reasonable attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings of the Borrower.

        Section 9.06. Additional Banks; Assignments; Participations. (a) Any Bank may assign, from time to time, all or any portion of its pro rata share of the Commitments and its Note to an Affiliate of that Bank or (so long as no Event of Default shall have occurred and be continuing) with the prior written approval of the Borrower (which approval will not be unreasonably withheld), to any other Financial Institution approved in writing by the Agent and by each Issuing Bank; provided that (i) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (ii) the parties to each such assignment shall execute and deliver to the Agent and the Borrower an Assignment Agreement substantially in the form of Exhibit E, and
(iii) the Agent shall (except in the case of a transfer to an assignee which is already a Bank at such time) have received a payment of an administrative transfer charge in the amount of $3,000 from the assigning Bank (or the assignee if it shall have agreed to pay such charge). Upon such execution and delivery, from and after the effective date specified in such Assignment Agreement (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, have the rights and obligations of a Bank hereunder and (z) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than with respect to any indemnities which would survive the termination of this Agreement under Section 9.08, which rights shall be applicable both to the assignor and the assignee) and be released from its obligations under this Agreement (other than pursuant to Section 9.06(e)), and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto, subject to its continuing rights under any indemnity provisions and its continuing obligations under Section 9.06(e). The Commitments hereunder shall be modified to reflect the Commitment of such assignee, and, if any such assignment occurs while any Loan is outstanding, new Notes shall, upon the surrender of the assigning Bank's Notes, be issued to such assignee and to the assigning Bank as necessary to reflect the new Commitments of the assigning Bank and of its assignee.




                                      65.

                 (b) Each Bank may sell, negotiate or grant participations to other Financial Institutions in all or part of the obligations of the Borrower outstanding under the Loan Agreements, without notice to or the approval of the Agent or the Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 9.06. No participant shall constitute a "Bank" under any Loan Document, and the Borrower shall continue to deal solely and directly with the Agent and the Banks.

                 (c) Each Bank may disclose to any proposed assignee or participant which is a Financial Institution any information relating to the Borrower or any of its Subsidiaries; provided, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 9.06(e).

                 (d) The grant of a participation interest shall be on such terms as the granting Bank determines are appropriate, provided only that (1) the holder of such a participation interest shall not have any of the rights of a Bank under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in Article III, provided that the aggregate amount that the Borrower shall be required to pay under Article III with respect to any ratable share of the Commitment or any Loan (including amounts paid to participants) shall not exceed the amount that the Borrower would have had to pay if no participation agreements had been entered into, and (2) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Agreements other than those which (i) increase the amount of the Commitment,
(ii) extend the term of the Commitment, (iii) decrease the rate of interest or the amount of any fee or any other amount payable to the Banks under the Loan Agreements, (iv) reduce the principal amount payable under the Loan Agreements, or (v) extend the date fixed for the payment of principal or interest or any other amount payable under the Loan Agreements.

                 (e) Each Bank understands that some of the information and documents furnished to it pursuant to this Agreement may be confidential and each Bank agrees that it will keep all nonpublic information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Agreements; (ii) in accordance with such Bank's obligations under law or regulations or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others; (iii) to any corporate parent of any Bank so long as such parent agrees to accept such information or agreement subject to the restrictions provided in this Section 9.06(e); (iv) to any participant bank or trust company of any Bank so long as such participant shares the corporate parent with such Bank and agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this
Section 9.06(e); (v) to the Agent or to any other Bank and their respective counsel and other professional advisors and to its own counsel and professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 9.06(e); (vi) to proposed assignees and participants which are Financial




                                      66.

Institutions in accordance with Section 9.06(c); and (vii) with the prior written consent of the Borrower.

        Section 9.07. Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent, the Designated Issuer and each Bank and each of the conditions precedent set forth in Section 4.01 shall have been satisfied. An executed copy of this Agreement shall serve as evidence that the Effective Date has occurred. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Designated Issuer, each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and all the Banks. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDIT (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UCP") AND, AS TO MATTERS NOT GOVERNED BY THE UCP, THE LAWS OF THE STATE OF CALIFORNIA.

        Section 9.08. Survival of Warranties and Certain Agreements. Subject to the remainder of this Section 9.08, this Agreement shall terminate upon the termination of the Commitment and the indefeasible repayment in full of the Notes and all other amounts owing under this Agreement. All agreements, representations and warranties made herein and in any Loan Document shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements contained in Sections 3.06, 3.07, 3.10, 3.13, 8.05 and
9.05 shall survive the payment of the Loans and the Notes and the termination of this Agreement; provided however, that such Sections (other than Sections 8.05 and 9.05) shall terminate on the fifth anniversary of the termination of this Agreement.




                                      67.

        Section 9.09. Waiver of Jury Trial. THE ISSUING BANK AND EACH BANK HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN AGREEMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Agent, each Bank, the Issuing Bank and the Borrower each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Agent, each Bank, the Issuing Bank and the Borrower further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN AGREEMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        Section 9.10. Consent to Jurisdiction; Venue. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the City of Los Angeles or San Francisco in the State of California (whichever city is closest to the Borrower's executive offices), and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. Nothing herein shall affect the right of the Agent or any Bank to bring proceedings against the Borrower in courts of any jurisdiction.




                                      68.

        Section 9.11. Entire Agreement. This Agreement with Exhibits, the Disclosure Letter and the Schedules thereto and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

        Section 9.12. Separability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        Section 9.13. Obligations Several. The obligation of each Bank hereunder is several, and no Bank shall be responsible for the obligation or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.

        Section 9.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 9.15. 1654 Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.








                                      69.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                   READ-RITE CORPORATION


                                   By:    /s/ John Kurtzweil
                                      ----------------------------------
                                   Title: C.F.O.

                                   Address:
                                   345 Los Coches Street
                                   Milpitas, California 95035
                                   Telephone: (408) 262-6700
                                   Telecopier: (408) 945-9644
                                   Attention: Chief Financial Officer


                                   CANADIAN IMPERIAL BANK OF COMMERCE, NEW
                                   YORK AGENCY, as Agent


                                   By:    /s/ Cyd Petre
                                      ----------------------------------
                                   Title:

                                   Address:
                                   425 Lexington Avenue
                                   Seventh Floor
                                   New York, New York 10017
                                   Telephone: (212) 856-3675
                                   Telecopier: (212) 856-3763
                                   Attention: Agency Services, Luz Ortiz

                                   Payment Address:

                                   The Bank of New York
                                   New York, New York
                                   ABA No: 021-000-018
                                   Account Name:  CICB, New York Agency
                                   Account Number: 890-0331-046 for further credit to: Agented Loans Account Number:
                                   07-09611
                                   Attention:  Agency Services
                                   Reference:  Read-Rite Corporation

                                   BANKS:

REVOLVING COMMITMENT               CIBC INC.
$20,250,000

                                   By: /s/ Cyd Petre
                                      -----------------------------------------
TERM COMMITMENT                    Title:
$6,750,000
                                   Address:
                                   425 Lexington Avenue
                                   New York, New York 10017
                                   Telephone:     (212) 856-4165
                                   Telecopier:    (212) 856-3991

                                   Attention: Cyd D. Petre


REVOLVING COMMITMENT               ABN AMRO BANK N.V.
$16,500,000

                                   By: /s/ Thomas R. Wagner
                                      -----------------------------------------
TERM COMMITMENT                    Title: Group Vice President
$5,500,000

                                   By: /s/ Jamie Dillon
                                      -----------------------------------------
                                   Title: Vice President

                                   Address:
                                   101 California Street, Suite 4550
                                   San Francisco, California  94111

                                   Attention: Tom Wagner
                                   (Tel)   (415) 984-3734
                                   (Fax)   (415) 362-3524

REVOLVING COMMITMENT               FLEET NATIONAL BANK
$13,500,000

                                   By: /s/ Mathew Glauninger
                                      -----------------------------------------
TERM COMMITMENT                    Title:
$4,500,000
                                   Address:
                                   Mail Stop MA.BO.F04 M
                                   75 State Street
                                   Boston, Massachusetts  02109

                                   Attention: Mathew M. Glauninger
                                   (Tel)   (617) 346-1563
                                   (Fax)   (617) 346-1633



REVOLVING COMMITMENT               THE LONG TERM CREDIT BANK OF JAPAN, LTD., LOS
$13,500,000                        ANGELES AGENCY


TERM COMMITMENT                    By: /s/
                                      -----------------------------------------
$4,500,000                         Title:

                                   Address:
                                   350 S. Grand Avenue, Suite 3000
                                   Los Angeles, California  90071

                                   Attention: Tamotsu Ukai
                                   (Tel)   (213) 689-6345
                                   (Fax)   (213) 622-6988

REVOLVING COMMITMENT               MELLON BANK
$13,500,000

TERM COMMITMENT                    By: /s/ Sean Gannon
                                      -----------------------------------------
$4,500,000                         Title:

                                   Address:
                                   435 Tasso Street, Suite 100
                                   Palo Alto, California  94301

                                   Attention: Sean Gannon
                                   (Tel)   (650) 326-3005
                                   (Fax)   (650) 326-2385


REVOLVING COMMITMENT               THE MITSUBISHI TRUST AND BANKING CORPORATION,
$13,500,000                        LOS ANGELES AGENCY


TERM COMMITMENT                    By: /s/ Yasushi Satomi
                                      -----------------------------------------
$4,500,000                         Title: Senior Vice President

                                   Address:
                                   801 South Figueroa Street, Suite 500
                                   Los Angeles, California  90017

                                   Attention: Jill Kato
                                   (Tel)   (213) 896-4655
                                   (Fax)   (213) 687-4631



REVOLVING COMMITMENT               THE SUMITOMO BANK LIMITED,
$11,250,000                        SAN FRANCISCO BRANCH


TERM COMMITMENT                    By: /s/
                                      -----------------------------------------
$3,750,000                         Title:

                                   Address:
                                   555 California Street, Suite 3350
                                   San Francisco, California  94104

                                   Attention: Gus Madrigal

                                   (Tel)   (415) 616-3018
                                   (Fax)   (415) 398-3580

REVOLVING COMMITMENT               THE INDUSTRIAL BANK OF JAPAN LIMITED, SAN
$10,500,000                        FRANCISCO AGENCY


TERM COMMITMENT                    By: /s/ Haruhiko Masuda
                                      -----------------------------------------
$3,500,000                         Title: Deputy General Manager

                                   Address:
                                   555 California Street, Suite 3110
                                   San Francisco, California  94104

                                   Attention: Debbie S. Rajkumar
                                   (Tel)   (415) 693-1830
                                   (Fax)   (415) 982-1917


REVOLVING COMMITMENT               BANKBOSTON, N.A.
$9,375,000

                                   By: /s/
                                      -----------------------------------------
TERM COMMITMENT                    Title:
$3,125,000
                                   Address:
                                   435 Tasso Street, Suite 250
                                   Palo Alto, California  94301

                                   Attention: Lee A. Merkle-Raymond
                                   (Tel)   (650) 853-0370
                                   (Fax)   (650) 853-1425

REVOLVING COMMITMENT               BANQUE NATIONALE DE PARIS
$9,375,000

                                   By: /s/ Jennifer Y. Cho
                                      -----------------------------------------
TERM COMMITMENT                    Title: Vice President
$3,125,000
                                   By: /s/ Katherine Wolfe
                                      -----------------------------------------
                                   Title: Vice President

                                   Address:
                                   180 Montgomery Street
                                   San Francisco, California  94104

                                   Attention: William J. La Herran
                                   (Tel)   (415) 956-0707 ext. 218
                                   (Fax)   (415) 296-8954

REVOLVING COMMITMENT               ROYAL BANK OF CANADA
$9,375,000

                                   By: /s/ Stephen S. Hughes
                                      -----------------------------------------
TERM COMMITMENT                    Title: Senior Manger
$3,125,000
                                   Address:
                                   600 Wilshire Boulevard, Suite 800
                                   Los Angeles, California  90017

                                   Attention: Stephen S. Hughes
                                   (Tel)   (213) 955-5320
                                   (Fax)   (213) 955-5350


REVOLVING COMMITMENT               WELLS FARGO BANK N.A.
$9,375,000

                                   By: /s/ Gus Martin
                                      -----------------------------------------
TERM COMMITMENT                    Title:
$3,125,000
                                   Address:
                                   121 Park Center Plaza, Suite 300
                                   San Jose, California  95113

                                   Attention: John Adams
                                   (Tel)   (408) 277-6206
                                   (Fax)   (408) 295-0639


                                   THE DESIGNATED ISSUER:

                                   CANADIAN IMPERIAL BANK OF
                                   COMMERCE, NEW YORK AGENCY


                                   By: /s/ Cyd Petre
                                      -----------------------------------------
                                   Title:

                                   Address:
                                   425 Lexington Avenue
                                   Seventh Floor
                                   New York, New York 10017